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                                                                   EXHIBIT 99(a)


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

MAPCO ACQUISITION

         On November 24, 1997, Williams and MAPCO Inc. announced that they had entered into a definitive merger agreement whereby Williams would acquire MAPCO by exchanging 1.665 shares of Williams common stock for each outstanding share of MAPCO common stock. In addition, outstanding MAPCO employee stock options would be converted into Williams common stock. The merger was consummated on March 28, 1998, with the issuance of 98.6 million shares of Williams common stock. MAPCO is engaged in the NGL pipeline, petroleum refining and marketing and propane marketing businesses, and became part of the Energy Services business unit.

         The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period financial information presented has been restated to include the combined results of operations, financial condition and liquidity of MAPCO as though it had always been a part of Williams.


RESULTS OF OPERATIONS
   1997 vs. 1996

         CENTRAL'S revenues increased $6 million, or 3 percent, due primarily to the net effect of adjustments to certain accruals in 1997. Total throughput decreased 4.2 TBtu, or 1 percent, due primarily to lower interruptible volumes.

         Other (income) expense--net includes a $7 million gain from the sale-in-place of natural gas from a decommissioned storage field.

         Operating profit increased $12.2 million, or 27 percent, due primarily to the gain from the sale-in-place of natural gas, lower operating and maintenance expenses, an increase in firm reserved capacity and lower general and administrative expenses.

         KERN RIVER GAS TRANSMISSION'S (KERN RIVER) revenues increased $6.5 million, or 4 percent, due primarily to a full year of Williams' ownership in 1997 as compared to 1996 and increased transportation revenues. Results for 1996 reflect operations from January 16, 1996, when Williams acquired the remaining interest in Kern River. Total throughput increased 15.5 TBtu, or 6 percent, due primarily to the full year of Williams' ownership in 1997 and increased firm transportation volumes during the last half of 1997.

         Operating profit increased $7.3 million, or 6 percent, due primarily to the full year of Williams' ownership in 1997, higher transportation revenues and lower operations and maintenance expenses, partially offset by the impact of Kern River's levelized rate design.

         NORTHWEST PIPELINE'S revenues increased $3.4 million, or 1 percent, due primarily to a new rate design, effective March 1, 1997, that enabled greater short-term firm and interruptible transportation volumes and a $3.5 million gain on the sale of system balancing gas. Largely offsetting these increases were $7 million of adjustments to rate refund accruals in 1997 and the effect of $9


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million of revenue in 1996 associated with reserve reversals and favorable regulatory decisions. Total throughput decreased 120.3 TBtu, or 14 percent, as a result of the 1996 sale of the south-end facilities.

         Operating profit decreased $900,000, or 1 percent, due primarily to the combined impact of the increase to rate reserve accruals in 1997 and recognition in 1996 of favorable regulatory actions, significantly offset by the new transportation rates effective in 1997, lower operating and maintenance expenses and the $3.5 million gain on the sale of system balancing gas.

         TEXAS GAS TRANSMISSION'S revenues decreased $13.1 million, or 4 percent, and costs and operating expenses decreased $13 million, or 8 percent, due primarily to lower reimbursable costs passed through to customers as provided in Texas Gas' rates including $6 million related to the suspension of gas supply realignment cost recovery from firm transportation customers. Total throughput decreased 20.9 TBtu, or 3 percent.

         Operating profit increased $2.5 million, or 3 percent, due primarily to cost reductions and efficiency efforts and the favorable resolutions in 1997 of certain contractual and regulatory issues, partially offset by lower gas processing revenue and favorable 1996 adjustments to rate refund accruals.

         TRANSCONTINENTAL GAS PIPE LINE'S (TRANSCO) revenues increased $5.9 million, or 1 percent, due primarily to the effects of a mainline expansion placed into service in late 1996, new services begun in late 1997, new rates effective May 1, 1997, to recover costs associated with increased capital expenditures, and the effects of a 1996 downward adjustment (offset in costs) of $14 million to reflect a rate case settlement, partially offset by $23 million lower reimbursable costs passed through to customers as provided in Transco's rates. Total throughput decreased 21.1 TBtu, or 1 percent, due primarily to milder weather during 1997 as compared to 1996, which lowered firm long-haul and production area interruptible transportation volumes.

         Costs and operating expenses decreased $17.3 million, or 4 percent, due primarily to the lower reimbursable costs charged to Transco and passed through to customers, lower operation and maintenance expenses and a $5.4 million settlement related to a prior rate proceeding, partially offset by the effect of a 1996 downward adjustment (offset in revenues) of $14 million to depreciation expense to reflect a rate case settlement and higher depreciation expense in 1997 associated with recent capital expenditures.

         Operating profit increased $30.7 million, or 16 percent, due primarily to lower operation and maintenance expenses, the $5.4 million settlement and the effects of the mainline expansion, new services and the new rates effective May 1, 1997, slightly offset by higher depreciation expense.

         ENERGY MARKETING & TRADING'S revenues of $549.2 million in 1997 include $413.4 million from propane marketing operations and $135.8 million from energy trading and price-risk management activities. Revenues of $690.6 million in 1996 include $429.5 million from propane marketing operations and $261.1 million from energy trading and price-risk management activities. The $16.1 million, or 4 percent, decrease in revenues from the propane marketing business resulted from the sale of certain propane and liquid fertilizer assets in 1996, partially offset by increased propane sales volumes primarily from acquisitions. The


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$125.3 million, or 48 percent, decrease in revenues from energy trading and price-risk management activities was due primarily to the 1997 reporting on a net margin basis of certain natural gas and gas liquids marketing operations previously not considered to be included in trading operations. Excluding this decrease, energy trading and price-risk management revenues increased $16 million due primarily to the initial income recognition from long-term electric power contracts, increased physical and notional natural gas volumes of 22 percent and 44 percent, respectively, and higher petroleum trading volumes, partially offset by lower natural gas trading margins as a result of decreased price volatility. Revenues also increased from project financing services for energy producers and the sale of excess transportation capacity.

         Costs and operating expenses decreased $120 million, or 23 percent, due primarily to decreases of $141 million from the 1997 reporting on a net margin basis of certain natural gas and gas liquids marketing operations previously not considered to be included in trading operations, $21 million associated with the sale of certain propane and liquid fertilizer assets, and lower propane purchase prices. Partially offsetting these decreases were increased propane purchase volumes, increased depreciation, and increased operating expenses associated with acquisitions and growth initiatives. Selling, general and administrative expenses increased $31 million, or 52 percent, due primarily to propane business acquisitions and the expenses associated with expansion of business growth platforms.

         Operating profit of $64.4 million in 1997 includes $70.6 million from energy trading and price-risk management activities and a $6.2 million operating loss from the propane marketing business. Operating profit of $110.6 million in 1996 includes $66.4 million from energy trading and price-risk management activities and $44.2 million from the propane marketing business. The $4.2 million, or 6 percent, increase in energy trading and price-risk management operating profit is due primarily to the $16 million increase in net revenues and a $6.3 million recovery of an account previously written off, largely offset by the expenses associated with expansion of business growth platforms. The $50.4 million decrease in operating profit from the propane marketing business results from increased operating expenses and selling, general and administrative expenses associated with acquisitions and market expansion programs.

         EXPLORATION & PRODUCTION'S revenues increased $47.7 million, or 58 percent, due primarily to higher average natural gas sales prices for company-owned production and from the marketing of Williams Coal Seam Gas Royalty Trust (Royalty Trust) natural gas, and a 21 percent increase in company-owned production volumes.

         Costs and operating expenses increased $23 million, or 32 percent, due primarily to higher Royalty Trust natural gas purchase prices, increased production activities and higher dry hole costs.

         Operating profit increased $27.5 million, from $2.8 million in 1996, due primarily to the increase in average natural gas prices and company-owned production volumes, partially offset by higher expenses associated with increased activity levels.

         MIDSTREAM GAS & LIQUIDS' revenues of $1.4 billion in 1997 include $690.3 million from gathering and processing activities and $750.6 million from the

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Mid-America pipeline natural gas liquids transportation activities. Revenues of
$1.3 billion in 1996 include $616.3 million from gathering and processing activities and $716.4 million from the Mid-America pipeline natural gas liquids transportation activities. The $74 million, or 12 percent, increase in revenues from gathering and processing activities is due primarily to higher natural gas liquids sales of $44 million, receipt of $8 million of business interruption insurance proceeds related to a 1996 claim, and higher gathering, processing and condensate revenues of $7 million, $5 million and $11 million, respectively. Natural gas liquids sales associated with gathering and processing activities increased due to a 37 percent increase in volumes, slightly offset by lower average sales prices. The $34.2 million, or 5 percent, increase in revenues from natural gas liquids transportation activities results from a $40 million increase in product sales partially offset by a $10 million decrease related to the January 1997 sale of the West Panhandle operations. The product sales increase includes $53 million related to a full year of Canadian operations in 1997 as compared to four months in 1996 and increased product sales volumes, partially offset by significantly lower natural gas liquids sales prices.

         Costs and operating expenses increased $129 million, or 13 percent. Transportation costs related to the Mid-America pipeline remained flat while costs and operating expenses for other operations increased due primarily to $56 million higher fuel and replacement gas purchases, the $52 million impact of a full year of Canadian operations in 1997 as compared to four months in 1996, $12 million related to other product sales volume increases, and increases in operating and maintenance expenses and depreciation, slightly offset by the $13 million impact of the sale of the West Panhandle operations.

         Other (income) expense--net for 1996 includes a $20 million gain from the property insurance coverage associated with construction of replacement gathering facilities and $6 million of gains from the sale of two small gathering systems, partially offset by $5 million of environmental remediation accruals.

         Operating profit of $280.6 million in 1997 includes $163 million from gathering and processing activities and $117.6 million from natural gas liquids transportation activities. Operating profit of $324.5 million in 1996 includes $187.4 million from gathering and processing activities and $137.1 million from natural gas liquids transportation activities. The $24.4 million, or 13 percent, decrease in operating profit from gathering and processing activities is due primarily to lower per-unit liquids margins, the $12 million net effect of lower insurance recoveries between 1997 and 1996, higher operating and maintenance expenses, increased depreciation, and higher gathering fuel and replacement gas purchase costs, partially offset by increased liquids and processing volumes. Operating profit from natural gas liquids transportation activities decreased $19.5 million, or 14 percent, due primarily to the sale of the West Panhandle operations and an additional $5 million litigation accrual in 1997.

         PETROLEUM SERVICES' revenues of $3.3 billion in 1997 include $2.8 billion from petroleum refining and marketing operations and $548.7 million from transportation activities and ethanol sales. Revenues of $2.8 billion in 1996 include $2.3 billion from petroleum refining and marketing operations and $493.3 million from transportation activities and ethanol sales. The petroleum refining and marketing revenues increased $536.1 million, or 24 percent, due primarily to $493 million higher refining revenues, $18 million higher retail sales revenues and $25 million from new energy information management operations.

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Refining revenues increased mainly due to 49 percent higher sales volumes at the
Memphis refinery, mainly from increased purchases of refined products. This increase reflects increased demand for petroleum products, aggressive marketing in the Memphis and Ohio River Valley areas and the inclusion of Texas Oil operations, which prior to July 1997 were unconsolidated. The retail sales increase reflects increased gasoline and merchandise sales following the EZ-Serve convenience stores acquisition, partially offset by decreased diesel sales. The $55.4 million, or 11 percent, increase in revenues from transportation activities and ethanol sales is due primarily to a $24 million increase in product sales from transportation activities and a $27 million increase in ethanol sales. Ethanol sales increased as a result of 22 percent higher sales volumes, partially offset by lower average ethanol sales prices. Ethanol production was reduced during the second half of 1996 due to unfavorable market conditions. Pipeline shipments and average rates were comparable to 1996.

         Costs and operating expenses increased $558 million, or 22 percent, due primarily to a $437 million increase in crude oil and refined product purchases by the refineries, $33 million associated with the new energy information management operations, $23 million increase in product purchases related to transportation activities, higher operating expenses associated with increased refinery throughput and maintenance activity, increased ethanol production and the impact of the EZ-Serve acquisition.

         Operating profit of $196.7 million in 1997 includes $108.6 million from petroleum refining and marketing operations, $97 million from transportation activities and ethanol sales and an $8.9 million operating loss associated with the new information management operations. Operating profit of $169.9 million in 1996 includes $94.2 million from petroleum refining and marketing operations and $75.7 million from transportation activities and ethanol sales. Operating profit from petroleum refining and marketing operations increased $14.4 million, or 15 percent, reflecting a $33 million increase from refining operations, partially offset by a decrease of $18 million from retail operations. The petroleum refining increase is due primarily to higher per-unit margins on processed barrels sold and increased refined products sales volumes, partially offset by higher selling, general and administrative expenses. The $18 million decrease in retail operations reflects the additional costs associated with the implementation of strategic growth initiatives and lower per-unit margins on gasoline sales. Operating profit from transportation activities and ethanol sales increased $21.3 million, or 28 percent, due primarily to increased ethanol sales volumes and per-unit margins.

         COMMUNICATIONS' revenues increased $734 million, or 103 percent, due primarily to acquisitions which contributed revenues of approximately $650 million, including $536 million from the acquisition of the customer premise equipment sales and services operations of Northern Telecom (Nortel). Additionally, increased business activity resulted in a $119 million revenue increase in new system sales, partially offset by a $46 million decrease in system modification revenues. The number of ports in service at December 31, 1997, more than doubled as compared to December 31, 1996, due primarily to the Nortel acquisition. Fiber billable minutes from occasional service increased 47 percent. Dedicated service voice-grade equivalent miles at December 31, 1997, increased 26 percent as compared with December 31, 1996.



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         Costs and operating expenses increased $550 million, or 102 percent, due primarily to acquired operations, the overall increase in business activity, higher expenses for developing advanced network applications and increased depreciation associated with added capacity. Selling, general and administrative expenses increased $198 million, or 121 percent, due primarily to acquired operations, the overall increase in business activity, higher expenses for developing advanced network applications and expanding the infrastructure of this business for future growth.

         Other (income) expense--net includes $49.8 million of charges in 1997 related to the decision to sell the learning content business, and the write-down of assets and the development expenses associated with certain advanced applications.

         Operating profit decreased $62.3 million from a $6.6 million operating profit in 1996 to a $55.7 million operating loss in 1997, due primarily to the other expense charges of $49.8 million and the expense of developing infrastructure while integrating the most recent acquisitions, partially offset by improved operating profit from Communications Solutions including the impact of the Nortel acquisition.

         GENERAL CORPORATE EXPENSES increased $22.6 million, or 31 percent, due primarily to higher employee compensation expense, $10 million of costs related to the MAPCO acquisition and higher consulting fees. Interest accrued increased $45.4 million, or 11 percent, due primarily to higher borrowing levels including increased borrowing under the $1 billion bank-credit facility and Williams Holdings' commercial paper program, partially offset by a lower average interest rate. The lower average interest rate reflects lower rates on new 1997 borrowings as compared to previously outstanding borrowings. Interest capitalized increased $15.1 million to $23.3 million, due primarily to capital expenditures for the Discovery pipeline project and Communications' fiber-optic network. For information concerning the $44.5 million 1997 gain on sale of interest in subsidiary, see Note 2. The $66 million 1997 gain on sales of assets results from the sale of an interest in the liquids and condensate in the West Panhandle field. The $36.5 million 1996 gain on sales of assets results from the sale of the fertilizer and Iowa propane assets and the sale of certain communication rights (see Note 6). The $18.2 million minority interest in income of consolidated subsidiaries in 1997 is related primarily to the 30 percent interest held by Williams Communications Solutions, LCC's minority shareholder (see Note 2). The $16.2 million unfavorable change in other income (expense)--net in 1997 is due primarily to the costs associated with expansion of the sale of receivables program in 1997 and the effect of $10 million of reserve reversals in 1996, partially offset by lower environmental accruals in 1997.

         The provision for income taxes on continuing operations decreased $14.7 million, or 6 percent. The effective income tax rate in 1997 exceeds the federal statutory rate due primarily to the effects of state income taxes, substantially offset by the effect of the non-taxable gain recognized in 1997 (see Note 2) and income tax credits from coal-seam gas production. The effective tax rate in 1996 approximates the federal statutory rate as income tax credits from research activities and coal-seam gas production are offset by the effects of state income taxes. In addition, the 1996 tax provision includes recognition of favorable adjustments totaling $13 million related to previously provided


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deferred income taxes on certain regulated capital projects and state income tax adjustments.

         On September 10, 1996, Williams sold substantially all of the net assets of the MAPCO coal business to Alliance Coal Corporation for $236 million in cash. The sale yielded losses in 1997 and 1996 which are reported as discontinued operations along with the operating results for 1996 (see Note 3).

         The 1997 extraordinary loss results from the early extinguishment of debt (see Note 8).


   1996 vs. 1995

         CENTRAL'S revenues increased $4.1 million, or 2 percent, due primarily to increased transportation revenue resulting from new tariff rates that became effective August 1, 1995. Total throughput increased 6.9 TBtu, or 2 percent.

         Operating profit was substantially the same as the prior year as the effect of a $4 million 1995 reversal of a regulatory accrual was offset by new tariff rates that became effective August 1, 1995.

         KERN RIVER'S remaining interest was acquired by Williams on January 16, 1996. Revenues and operating profit amounts for 1996 include the operating results of Kern River since the acquisition date. Kern River's revenues were $160.6 million for 1996, while costs and operating expenses were $35 million, selling, general and administrative expenses were $13 million and operating profit was $113 million. Prior to the acquisition, Williams accounted for its 50 percent ownership in Kern River using the equity method of accounting, with its share of equity earnings recorded in investing income. Throughput was 269.9 TBtu during 1996 (for the period subsequent to the acquisition date). Throughput for 1996 is comparable to 1995.

         NORTHWEST PIPELINE'S revenues increased $14.5 million, or 6 percent, due primarily to increased transportation rates, effective February 1, 1996, associated with the expansion of mainline capacity placed into service on December 1, 1995. In addition, $9 million of revenue in 1996 associated with reserve reversals and favorable regulatory decisions was more than offset by the effect of the 1995 reversal of approximately $16 million of accrued liabilities for estimated rate refund accruals. Total throughput increased 8 TBtu, or 1 percent.

         Operating profit increased $9.2 million, or 8 percent, due primarily to increased transportation rates associated with the expansion of mainline capacity, and the reserve reversals and favorable regulatory decisions. Partially offsetting were higher depreciation expense associated with the mainline expansion and the approximate $11 million net favorable effect of two 1995 reserve accrual adjustments. The 1995 reserve accrual adjustments included a $16 million favorable adjustment of rate refund accruals based on a favorable rate case order, partially offset by a loss accrual (included in other (income) expense--net) in connection with a lawsuit involving a former transportation customer.


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         TEXAS GAS TRANSMISSION'S revenues and operating profit increased $29.8 million, or 11 percent, and $21.1 million, or 33 percent, respectively, due primarily to new rates that became effective April 1, 1995, and an adjustment to regulatory accruals based upon a recent rate case settlement. Also, 1995 reflected operations from January 18, when Williams acquired a majority interest in Transco Energy. Revenues associated with the period January 1 through January 17, 1995, were $16 million. Total throughput increased 141.1 TBtu, or 22 percent, due primarily to a full year of Williams' ownership in 1996 compared to a partial year in 1995 and the impact of a colder winter in 1996.

         TRANSCO'S revenues increased $35.1 million, or 5 percent, due primarily to higher natural gas transportation revenues and liquids and liquefiable transportation revenues of $20 million and $9 million, respectively. Additionally, revenue for 1996 reflects a full year of Williams' ownership as compared with 1995, which reflected operations from January 18, 1995, when Williams acquired a majority interest in Transco Energy. Revenues associated with the period January 1 through January 17, 1995, were approximately $36 million. Offsetting these increases were lower revenues resulting from lower transportation costs charged to Transco by others and passed through to customers as provided in Transco's rates. Transportation revenues increased due primarily to increased long-haul throughput, which benefitted from a two-phase system expansion placed in service in late 1996 and late 1995, and new rates effective September 1, 1995, which allowed the passthrough of increased costs. Total throughput increased 176.1 TBtu, or 12 percent, due primarily to a full year of Williams' ownership in 1996 compared to a partial year in 1995.

         Operating profit increased $29.6 million, or 18 percent, due primarily to increased transportation revenues, lower general and administrative expenses and a full year of Williams' ownership in 1996, partially offset by higher operation and maintenance expenses and higher taxes other than income taxes.

         ENERGY MARKETING & TRADING'S revenues of $690.6 million in 1996 include $429.5 million from propane marketing operations and $261.1 million from energy trading and price-risk management activities. Revenues of $491.8 million in 1995 include $338.3 million from propane marketing operations and $153.5 million from energy trading and price-risk management activities. Revenues from propane marketing operations increased $91.2 million, or 27 percent, due primarily to a 14 percent increase in retail propane sales volumes resulting from colder weather and $54 million related to higher average retail, wholesale and spot sales prices, partially offset by the $34 million impact from the sale of certain propane and liquid fertilizer assets in March 1996. The $107.6 million, or 70 percent, increase in revenues from energy trading and price-risk management activities is due primarily to higher natural gas and gas liquids marketing revenues, price-risk management revenues and petroleum product marketing revenues of $77 million, $24 million and $18 million, respectively, partially offset by lower contract origination revenues of $10 million. Natural gas and gas liquids marketing revenues increased due to higher marketing volumes and prices. In addition, net physical trading revenues increased $3 million, due to a 19 percent increase in natural gas physical trading volumes from 754 TBtu to 896 TBtu, largely offset by lower physical trading margins.

         Costs and operating expenses increased $157 million, or 43 percent, due primarily to higher natural gas and propane purchase volumes and prices.


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         Operating profit of $110.6 million in 1996 includes $66.4 million from energy trading and price-risk management activities and $44.2 million from propane marketing operations. Operating profit of $68.4 million in 1995 includes $33.2 million from energy trading and price-risk management activities and $35.2 million from propane marketing operations. The $33.2 million, or 100 percent, increase in operating profit from energy trading and price-risk management activities is due primarily to higher price-risk management revenues, a reduction of development costs associated with its information products business and increased natural gas marketing volumes. Partially offsetting were higher selling, general and administrative expenses and lower contract origination revenues resulting from the impact of profits realized from certain long-term natural gas supply obligations in 1995. Operating profit from propane marketing operations increased $9 million, or 26 percent, due primarily to increased propane volumes and higher wholesale propane margins, partially offset by the $5 million impact of the sale of certain propane and liquid fertilizer assets.

         EXPLORATION & PRODUCTION'S revenues increased $19.5 million, or 31 percent, due primarily to higher revenues from the marketing of production from the Royalty Trust and increased production revenues of $9 million and $8 million, respectively. The increase in marketing revenues reflects both increased volumes and higher average gas prices. The increase in production revenues reflects higher average gas prices.

         Costs and operating expenses increased $18 million due primarily to higher Royalty Trust natural gas purchase costs. Other (income) expense--net in 1995 includes an $8 million loss accrual for a future minimum price natural gas commitment.

         Operating profit increased $8.7 million to $2.8 million in 1996 due primarily to the effect of the $8 million 1995 loss accrual.

         MIDSTREAM GAS & LIQUIDS' revenues of $1.3 billion in 1996 include $616.3 million from gathering and processing activities and $716.4 million from the Mid-America pipeline natural gas liquids transportation activities. Revenues of $1.1 billion in 1995 include $532.9 million from gathering and processing activities and $549.9 million from the Mid-America pipeline natural gas liquids transportation activities. Revenues from gathering and processing activities increased $83.4 million, or 16 percent, due primarily to higher natural gas liquids sales revenues of $64 million combined with higher gathering and processing revenues of $6 million and $13 million, respectively. Natural gas liquids sales associated with gathering and processing activities increased due to a 36 percent increase in volumes combined with higher average prices. Gathering and processing volumes each increased 19 percent while average gathering rates decreased. The $166.5 million, or 30 percent, increase in revenues from the natural gas liquids transportation business resulted from higher product sales and transportation revenues of $130 million and $42 million, respectively. The product sales revenue increase resulted mainly from a 36 percent increase in average prices. The transportation revenue increase resulted mainly from increased pipeline shipments reflecting the impact of an expansion project completed in early 1996.

         Costs and operating expenses increased $180 million, or 23 percent. Of this increase, $128 million is related to the natural gas liquids transportation activities and is due primarily to higher product purchase costs resulting from


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higher prices, and increased costs associated with the increased shipments. The remaining $52 million increase is in the gathering and processing business and relates to higher fuel and replacement gas purchases, expanded facilities and increased operations.

         Other (income) expense -- net for 1996 includes a $20 million gain from the property insurance coverage associated with construction of replacement gathering facilities and $6 million of gains from the sale of two small gathering systems, partially offset by $5 million of environmental remediation accruals. Other (income) expense -- net for 1995 includes $20 million in operating profit from a favorable resolution of contingency issues involving previously regulated gathering and processing assets.

         Operating profit of $324.5 million in 1996 includes $187.4 million from gathering and processing activities and $137.1 million from natural gas liquids transportation activities. Operating profit of $265.2 million in 1995 includes $161 million from gathering and processing activities and $104.2 million from natural gas liquids transportation activities. The $26.4 million, or 16 percent, increase in operating profit from gathering and processing activities is due primarily to higher natural gas liquids margins and higher gathering and processing revenues, partially offset by higher costs and operating expenses. Operating profit from gathering and processing activities was favorably impacted in both 1996 and 1995 by approximately $20 million of other income. The $32.9 million, or 32 percent, increase in operating profit from the natural gas liquids transportation business is due primarily to increased pipeline shipments.

         PETROLEUM SERVICES' revenues of $2.8 billion in 1996 include $2.3 billion from petroleum refining and marketing operations and $493.3 million from transportation activities and ethanol sales. Revenues of $2.3 billion in 1995 include $2 billion from petroleum refining and marketing operations and $328.1 million from transportation activities and ethanol sales. Revenues from petroleum refining and marketing operations increased $260.2 million, or 13 percent, due primarily to $176 million higher refining revenues and $84 million higher retail sales revenues. Refining revenues increased mainly due to a 20 percent increase in volumes sold, partially offset by a 4 percent decrease in average refined product sales prices. Production volumes at the Memphis refinery were favorably impacted in 1996 by capital improvements made during the major turnaround in 1995, and unfavorably impacted in 1995 because of the 4-week turnaround shut-down. Retail sales revenues was favorably impacted $56 million from higher average refined product pump prices, $12 million related to increased refined product volumes and $16 million from increased merchandise sales volumes. Revenues from transportation activities and ethanol sales increased $165.2 million, or 50 percent, due primarily to a $133 million increase in ethanol sales, a 10 percent increase in shipments, and a $14 million increase in product sales from transportation activities. Ethanol revenues increased following the August 1995 acquisition of Pekin Energy and the fourth-quarter 1995 completion of the Aurora plant. Shipments increased as a result of new business and the 1995 impacts of unfavorable weather conditions and a fire at a truck-loading rack. Average length of haul and transportation rate per barrel were slightly below 1995 due primarily to shorter haul movements.

         Costs and operating expenses increased $360 million, or 17 percent, due primarily to $209 million higher crude and refined product purchases and $144 million associated with the full year of ethanol production activities. The


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increase in product purchases is due to increased volumes partially offset by lower average prices.

         Operating profit of $169.9 million in 1996 includes $94.2 million from petroleum refining and marketing operations and $75.7 million from transportation activities and ethanol sales. Operating profit of $117.4 million in 1995 includes $48.2 million from petroleum refining and marketing operations and $69.2 million from transportation activities and ethanol sales. The $46 million, or 95 percent, increase in operating profit from petroleum refining and marketing operations is due primarily to increased refinery production levels, higher per-unit margins at the Memphis refinery, and $12 million from increased merchandise margins and volumes. The $6.5 million, or 9 percent, increase in operating profit from transportation activities and ethanol sales is due primarily to increased shipments, partially offset by lower ethanol margins and production levels as a result of record high corn prices.

         COMMUNICATIONS' revenues increased $172.4 million, or 32 percent, due primarily to the 1996 acquisitions which contributed revenues of $95 million. Additionally, increased business activity resulted in a $36 million revenue increase in new systems sales and a $16 million increase in digital fiber television services. The number of ports in service at December 31, 1996, increased 8 percent and billable minutes from occasional service increased 16 percent. Dedicated service voice-grade equivalent miles at December 31, 1996, decreased 6 percent as compared with December 31, 1995, which in part reflects a shift to occasional service.

         Costs and operating expenses increased $126 million, or 31 percent, and selling, general and administrative expenses increased $63 million, or 62 percent, due primarily to the overall increase in business activity and higher expenses for developing additional products and services, including the cost of integrating the most recent acquisitions.

         Operating profit decreased $18.4 million, or 74 percent, due primarily to the expenses of developing additional products and services along with integrating the most recent acquisitions.

         GENERAL CORPORATE EXPENSES increased $11.2 million, or 18 percent, due primarily to higher employee compensation expense and consulting fees, partially offset by the effect of a $5 million contribution in 1995 to The Williams Companies Foundation. Interest accrued increased $80.5 million, or 24 percent, due primarily to higher borrowing levels including debt associated with the January 1996 acquisition of the remaining interest in Kern River (see Note 2), slightly offset by lower average interest rates. Interest capitalized decreased $8 million, or 49 percent, due primarily to lower capital expenditures for gathering and processing facilities and the 1995 completion of Northwest Pipeline's mainline expansion. Investing income decreased $72.5 million, or 76 percent, due primarily to the effect of interest earned in 1995 on the invested portion of the cash proceeds from the sale of Williams' network services operations, a $15 million dividend in 1995 from Texasgulf Inc. (sold in 1995), and $31 million lower equity earnings from Williams' 50 percent ownership in Kern River. Kern River's 1996 operating results are included in operating profit since the acquisition date (see Note 2). The 1996 gain on sales of assets results from the sale of the fertilizer and Iowa propane assets and the sale of certain communication rights. The 1995 loss on sales of assets results from the sale of the 15 percent interest in Texasgulf Inc. The 1995 write-off of project costs results from the cancellation of an underground coal gasification project in Wyoming (see Note 6). Minority interest in income of consolidated subsidiaries in 1995 is associated with the Transco merger. The $5.6 million favorable change in other income (expense)--net in 1996 is due primarily to approximately $10 million of reserve reversals in 1996 and gains realized on the sale of corporate aircraft, partially offset by higher environmental accruals of $4 million and additional expense of international activities in 1996.

         The $124.5 million, or 88 percent, increase in the provision for income taxes on continuing operations is primarily a result of higher pre-tax income and a higher effective income tax rate. The increase in the effective income tax rate is the result of the 1995 recognition of $29.8 million of previously unrecognized tax benefits realized as a result of the sale of Texasgulf Inc. (see Note 6). The effective income tax rate in 1996 approximates the federal statutory rate as income tax credits from research activities and coal-seam gas production are offset by the effects of state income taxes. In addition, 1996 includes recognition of favorable adjustments totaling $13 million related to previously provided deferred income taxes on certain regulated capital projects and state income tax adjustments related to 1995. The effective income tax rate in 1995 is less than the federal statutory rate due primarily to income tax credits from coal-seam gas production, partially offset by the effects of state income taxes and minority interest. In addition, 1995 includes the previously unrecognized tax benefits related to the sale of Texasgulf Inc. (see Note 6) and recognition of an $8 million income tax benefit resulting from settlements with taxing authorities (see Note 7).

         On September 10, 1996, Williams sold substantially all of the net assets of the MAPCO coal business to Alliance Coal Corporation for $236 million in cash. The sale yielded a loss in 1996 which is reported as discontinued operations along with the operating results for 1996 and 1995 (see Note 3). On January 5, 1995, Williams sold its network services operations to LDDS Communications, Inc. for $2.5 billion in cash. The sale yielded an after-tax gain of approximately $1 billion, which is reported as income from discontinued operations (see Note 3).

         Preferred stock dividends decreased $4.9 million, or 32 percent, due primarily to the 1995 effect of a difference in the fair value of subordinated debentures issued and the carrying value of the exchanged $2.21 cumulative preferred stock (see Note 15).

FINANCIAL CONDITION AND LIQUIDITY

Debt Restructuring

         In September 1997, Williams initiated a restructuring of a portion of its debt portfolio (see Note 14). As of December 31, 1997, Williams has paid approximately $1.4 billion to redeem approximately $1.3 billion of debt with stated interest rates in excess of 8.8 percent, resulting in an extraordinary loss of $79.1 million (see Note 8). The restructuring is expected to reduce interest expense by approximately $25 million annually. The restructuring was temporarily financed with a combination of borrowings under the $1 billion bank-credit facility, commercial paper and new short-term bank agreements with commitments totaling $1.2 billion. Registration statements were filed with the Securities and Exchange Commission in September 1997 by Williams, Williams Holdings of Delaware, Northwest Pipeline and Transcontinental Gas Pipe Line (each a wholly-owned subsidiary of Williams). These additional filings brought the total shelf financing availability for these entities to $900 million, $820 million, $400 million and $500 million, respectively, prior to the restructuring. The restructuring was completed with the fourth-quarter 1997 and first-quarter 1998 issuance of approximately $1.5 billion of debentures and notes with interest rates ranging from 5.91 percent to 6.625 percent.


Liquidity

         Williams considers its liquidity to come from two sources: internal liquidity, consisting of available cash investments, and external liquidity, consisting of borrowing capacity from available bank-credit facilities and Williams Holdings' commercial paper program, which can be utilized without limitation under existing loan covenants. At December 31, 1997, Williams had access to $166 million of liquidity including $132 million available under its $1 billion bank-credit facility. This compares with liquidity of $630 million at December 31, 1996, and $669 million at December 31, 1995. The decrease in 1997 is due primarily to additional borrowings under the bank-credit facility to finance increased capital expenditures and to provide interim financing related to the debt restructuring program.

          During 1997, Williams Holdings entered into a commercial paper program backed by $650 million of new short-term bank-credit facilities. At December 31, 1997, $645 million of commercial paper was outstanding under the program. In March 1998, Williams Holdings' commercial paper program was increased to $1 billion.

         In addition to the registration statements filed in connection with the debt restructuring, MAPCO filed a $500 million shelf registration with the Securities and Exchange Commission in January 1997 providing for the issuance of debt or equity securities; $200 million of medium and long-term notes were subsequently issued. Approximately $1.5 billion of shelf availability remains under outstanding registration statements and may be used to issue a variety of debt or equity securities. In addition, short-term uncommitted bank lines are utilized in managing liquidity. Williams believes any additional financing arrangements can be obtained on reasonable terms if required.

         Williams had a net working-capital deficit of $729 million at December 31, 1997, compared with $279 million at December 31, 1996. Williams manages its borrowings to keep cash and cash equivalents at a minimum and has relied on bank-credit facilities to provide flexibility for its cash needs. As a result, it historically has reported negative working capital. The increase in the working-capital deficit at December 31, 1997, as compared to prior year-end is primarily a result of short-term borrowings under the commercial paper program.

         Terms of certain borrowing agreements limit transfer of funds to Williams from its subsidiaries. The restrictions have not impeded, nor are they expected to impede, Williams' ability to meet its cash requirements in the future.

         During 1998, Williams expects to finance capital expenditures, investments and working-capital requirements through cash generated from operations and the use of the available portion of its $1 billion bank-credit facility, commercial paper, short-term uncommitted bank lines and debt or equity public offerings.

Operating Activities

         Cash provided by continuing operating activities was: 1997--$988 million; 1996--$951 million; and 1995--$995 million. Receivables, inventories and accounts payable increased in 1997 due primarily to the combination of customer equipment sales and services operations with Nortel (see Note 2) and increased trading activities by Energy Marketing & Trading. Cash provided by discontinued operations was: 1996--$22 million; and 1995--$64 million.

Financing Activities

         Net cash provided (used) by financing activities was: 1997--$424 million; 1996--$429 million; and 1995--($1.3) billion. Long-term debt proceeds, net of principal payments, were $18 million during 1997, and notes payable proceeds, net of notes payable payments, were $622 million during 1997. The increase in notes payable at December 31, 1997, reflects borrowings under the new commercial paper program to fund capital expenditures, investments and acquisition of businesses. Long-term debt proceeds, net of principal payments, were $592 million during 1996. The increase in net new borrowings during 1996 was primarily to fund capital expenditures, investments and acquisitions of businesses. Long-term debt principal payments, net of debt proceeds, were $638 million during 1995. The net payments in 1995 were primarily a result of payments Williams made to retire and/or terminate approximately $700 million of Transco Energy's borrowings, preferred stock, interest-rate swaps and sale of receivable facilities in connection with the acquisition of Transco Energy.

         The proceeds from issuance of common stock in 1997, 1996 and 1995 include benefit plan stock purchases and exercise of stock options under the stock plans. The 1995 proceeds from issuance of common stock also includes $46.2 million from the sale of 3.6 million shares of Williams common stock.

         The purchases of treasury stock in 1997, 1996 and 1995 include 2.7 million shares of common stock on the open market for $50 million, 6.2 million shares of common stock on the open market for $130 million, and 1 million shares of common stock on the open market for $31 million, respectively. In 1996 the Williams' board of directors authorized up to $800 million of purchases of common stock on the open market. That repurchase program was terminated during the fourth quarter of 1997.

         Long-term debt at December 31, 1997, was $5.4 billion, compared with $5 billion at December 31, 1996, and $3.7 billion at December 31, 1995. At December 31, 1997 and 1996, $696 million and $329 million, respectively, in current debt obligations have been classified as non-current obligations based on Williams' intent and ability to refinance on a long-term basis. The 1996 increase in long-term debt is due primarily to the $643 million outstanding debt assumed with the acquisition of Kern River (see Note 2), $300 million in additional borrowings under the $1 billion bank-credit facility and $250 million of debt issued by Williams Holdings. The long-term debt to debt-plus-equity ratio was
55.8 percent at December 31, 1997 compared to 55.3 percent and 49 percent at December 31, 1996 and 1995, respectively. If short-term notes payable and long-term debt due within one year are included in the calculations, these ratios would be 59.1 percent, 57.1 percent and 51.2 percent, respectively.

Investing Activities

         Net cash provided (used) by investing activities was: 1997--($1.5) billion; 1996--($1.3) billion; and 1995--$340 million. Capital expenditures of gas pipeline subsidiaries, primarily to expand and modernize systems, were $419 million in 1997, $441 million in 1996, and $445 million in 1995. Expenditures in 1997 and 1996 include Transcontinental Gas Pipe Line's expansion; expenditures in 1995 include Transcontinental Gas Pipe Line and Northwest Pipeline's expansions. Capital expenditures of Energy Services, primarily to expand and modernize gathering and processing facilities and refineries, were $469 million in 1997, $406 million in 1996, and $533 million in 1995. Energy Services capital expenditures in 1995 also included the expansion of the natural gas liquids pipeline. Capital expenditures of Communications were $276 million in 1997, $67 million in 1996, and $32 million 1995. The 1997 expenditures include the fiber-optic network. Budgeted capital expenditures and investments for 1998 are estimated to be approximately $2.9 billion, primarily to expand and modernize pipeline systems, gathering and processing facilities, refineries and the fiber-optic network.

         On April 30, 1997, Williams and Northern Telecom (Nortel) combined their customer-premise equipment sales and services operations into a limited liability company, Williams Communications Solutions, LLC (LLC). In addition, Williams paid $68 million to Nortel. Williams has accounted for its 70 percent interest in the operations that Nortel contributed to the LLC as a purchase business combination. Williams recorded the 30 percent reduction in its operations contributed to the LLC as a sale to the minority shareholder of the LLC (see Note 2). During 1997, Williams also purchased a 20 percent interest in a foreign telecommunications business for $65 million in cash and made a $59 million cash investment in the 50 percent owned Discovery pipeline project. During 1996, Williams acquired the remaining interest in Kern River for $206 million in cash (see Note 2). In addition, during 1996 Williams acquired various communications technology businesses totaling $165 million in cash. In 1995, Williams acquired all of Transco Energy's outstanding common stock for cash of $430.5 million and 31.2 million shares of Williams common stock valued at $334 million (see Note 2). During 1995, Williams also acquired the Gas Company of New Mexico's natural gas gathering and processing assets in the San Juan and Permian basins for $154 million and Pekin Energy Co., the nation's second largest ethanol producer, for $167 million in cash.

         During 1997, Williams received proceeds of $66 million from the sale of interests in the West Panhandle field. During 1996, Williams received proceeds of $236 million from the sale of its MAPCO coal operations (see Note 3) and proceeds of $43 million from the sale of the Iowa propane and liquid fertilizer assets. During 1995, Williams received proceeds of $2.5 billion in cash from the sale of its network services operations (see Note 3) and proceeds of $124 million from the sale of its 15 percent interest in Texasgulf Inc. (see Note 6).

NEW ACCOUNTING STANDARDS

         See Note 1 for the effects of Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits."

EFFECTS OF INFLATION

         Williams' cost increases in recent years have benefitted from relatively low inflation rates during that time. Approximately 50 percent of Williams' property, plant and equipment is at the gas pipelines and approximately 50 percent is at the Williams Energy and Communications businesses. Approximately 80 percent of the gas pipelines' property, plant and equipment has been acquired or constructed since 1995, a period of relatively low inflation. The gas pipelines are subject to regulation, which limits recovery to historical cost. While amounts in excess of historical cost are not recoverable under current FERC practices, Williams believes it will be allowed to recover and earn a return based on increased actual cost incurred to replace existing assets. Cost based regulation along with competition and other market factors may limit the ability to recover such increased costs. Within Williams Energy, operating costs are influenced to a greater extent by specific price changes in oil and gas and related commodities than by changes in general inflation. Crude, refined product and natural gas liquids prices are particularly sensitive to OPEC production levels and/or the market perceptions concerning the supply and demand balance in the near future. See Market Risk Disclosures below for additional information concerning the impact of specific price changes.

ENVIRONMENTAL

         Williams is a participant in certain environmental activities in various stages involving assessment studies, cleanup operations and/or remedial processes. The sites, some of which are not currently owned by Williams (see
Note 18), are being monitored by Williams, other potentially responsible parties, the U.S. Environmental Protection Agency (EPA), or other governmental authorities in a coordinated effort. In addition, Williams maintains an active monitoring program for its continued remediation and cleanup of certain sites connected with its refined products pipeline activities. Williams has both joint and several liability in some of these activities and sole responsibility in others. Current estimates of the most likely costs of such cleanup activities, after payments by other parties, are approximately $97 million, all of which is accrued at December 31, 1997. Williams expects to seek recovery of approximately $41 million of the accrued costs through future natural gas transmission rates and approximately $13 million of accrued costs from states in accordance with laws permitting reimbursement of certain expenses associated with underground storage tank containment problems and repairs. Williams will fund these costs from operations and/or available bank-credit facilities. The actual costs incurred will depend on the final amount, type and extent of contamination discovered at these sites, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.

YEAR 2000 COMPLIANCE

         Williams has initiated an enterprisewide project to address the year 2000 compliance issue for all technology hardware and software, external interfaces with customers and suppliers, operations process control, automation and instrumentation systems, and facility items. The assessment phase of this project as it relates to one of Williams' subsidiaries, MAPCO, has been completed. The assessment phase as it relates to traditional information technology areas for other than MAPCO should be substantially complete by the end of the first quarter of 1998. Completion of the assessment phase for non-traditional information technology areas for other than MAPCO is expected in mid-1998. Necessary conversion and replacement activities have and will continue through mid-1999. Testing of systems has begun and will continue throughout the process. Williams has initiated a formal communications process with other companies with which Williams' systems interface or rely on to determine the extent to which those companies are addressing their year 2000 compliance, and where necessary, Williams will be working with those companies to mitigate any material adverse effect on Williams.

         Williams expects to utilize both internal and external resources to complete this process. Existing resources will be redeployed and previously planned system replacements will be accelerated during this time. For example, implementation of previously planned financial and human resources systems is currently in process. These systems will address the year 2000 compliance issues in certain areas. In addition, MAPCO has replaced or is replacing six major applications. Costs incurred for new software and hardware purchases and new system implementation costs will be capitalized and other costs will be expensed as incurred. For the regulated pipelines, Williams considers costs associated with the year 2000 compliance to be prudent costs incurred in the ordinary course of business, and, therefore, recoverable through rates.

         While the total cost of Williams' enterprisewide project is still being evaluated, Williams estimates that total projected costs for MAPCO to be expensed are approximately $10 million and to be capitalized are approximately $65 million of which $27 million has already been incurred and capitalized. In addition, Williams estimates that external costs in other areas, excluding previously planned system replacements, necessary to complete the project within the schedule described will total at least $15 million. Williams will update this estimate as additional information becomes available. The costs of the project and the completion dates are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party year 2000 compliance modification plans and other factors. There can be no guarantee that these estimates will be achieved and actual results could differ materially from these estimates.

MARKET RISK DISCLOSURES

Interest Rate Risk

         Williams' interest rate risk exposure results from short-term rates, primarily LIBOR based borrowings from commercial banks and the issuance of commercial paper, and long-term U.S. Treasury rates. To mitigate the impact of fluctuations in interest rates, Williams targets to maintain a significant portion of its debt portfolio in fixed rate debt. At December 31, 1997, the amount of Williams' fixed and variable rate debt was approximately the same as a result of a debt restructuring program begun in 1997 where Williams extinguished higher cost long-term debt. During early 1998, the percent of fixed rate debt increased to targeted levels as Williams completed issuing long-term debt under the restructuring program and repaid its interim financings. The maturity of Williams' long-term debt portfolio is influenced by the life of its operating assets. Williams also utilizes interest rate swaps to change the ratio of its fixed and variable rate debt portfolio based on management's assessment of future interest rates, volatility of the yield curve and Williams' ability to access the capital markets in a timely manner. Williams has entered into interest rate forward contracts to establish an effective borrowing rate for anticipated long-term debt issuances.

         The following table provides information about Williams' notes payable, long-term debt, interest rate swaps and interest rate forward contracts that are subject to interest rate risk. For notes payable and long-term debt, the table presents principal cash flows and weighted average interest rates by expected maturity dates. For interest rate swaps and interest rate forward contracts, the table presents notional amounts and weighted average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual cash flows to be exchanged under the interest rate swaps and the settlement amounts under the interest rate forward contracts.




(Dollars in millions)                                                                There-               Fair Value
                             1998       1999       2000        2001       2002       after      Total   December 31, 1997
                           -------    -------    --------    -------    --------    -------    -------  -----------------

Notes payable              $   693    $    --    $     --    $    --    $     --    $    --    $   693         $   693
Interest rate                  6.6%

Long-term debt,
  including current
  portion:
    Fixed rate             $    78    $   251    $    274    $   834    $    498    $ 1,855    $ 3,790         $ 3,921
    Interest rate              7.4%       7.4%        7.4%       7.4%        7.4%       7.5%

    Variable rate          $    --    $   130    $     --    $   276    $  1,207    $    28    $ 1,641         $ 1,641
    Interest rate(1)

Interest rate swaps:
    Pay variable/
      receive fixed        $    36    $    42    $     47    $   461    $     --    $   450    $ 1,036         $     9
    Pay rate(2)
    Receive rate               6.3%       6.3%        6.4%       6.4%        6.8%       6.5%

    Pay fixed/receive
        variable(3)        $    36    $   172    $     47    $    53    $     59    $   349    $   716         $   (56)
    Pay rate                   7.8%       7.8%        7.8%       8.0%        8.0%       8.0%
    Receive rate(4)

Interest rate forward
  contracts purchased
  related to anticipated
  long-term debt
  issuances                $ 1,150    $    --    $     --    $    --    $     --    $    --    $ 1,150         $    (8)

Average locked-in rate of 5.9 percent referenced to underlying Treasury securities having a weighted-average maturity of 6 years.

(1) LIBOR plus .33 percent.
(2) LIBOR, except $250 million notional amount maturing after 2002 is at LIBOR less 1.04 percent.
(3) Counterparties have an option to cancel all outstanding swaps in 2001.
(4) LIBOR.

Commodity Price Risk

         Energy Marketing & Trading has trading operations that provide price risk management services to third-party customers. The trading operations have commodity price risk exposure associated with the crude oil, natural gas, refined products, natural gas liquids and electricity energy markets in the United States and the natural gas markets in Canada. The trading operations enter into energy-related financial instruments (forward contracts, futures contracts, option contracts and swap agreements) and have commodity inventories and purchase and sale commitments which involve the physical delivery of an energy commodity. These financial instruments and physical positions and commitments are valued at market value and unrealized gains and losses from changes in market value are recognized in income. The trading operations are subject to risk from changes in energy commodity market prices, the portfolio position of its financial instruments and physical commitments, the liquidity of the market in which the contract is transacted, changes in interest rates and credit risk. Energy Marketing & Trading manages risk by maintaining its portfolio within established trading policy guidelines. A Risk Control Group, independent of the trading operations, monitors compliance with established trading policy guidelines and measures the risk associated with the trading portfolio.

         Energy Marketing & Trading uses a value at risk methodology to estimate the potential one day loss from adverse changes in the market value of its trading operations. At December 31, 1997, the value at risk for the trading operations is $4 million. This reflects a 97.5 percent probability that as a result of changes in commodity prices, the one day loss in the market value of the trading portfolio will not exceed the value at risk. The value at risk includes all the financial instruments and physical positions and commitments that expose the trading operations to market risk. The value-at-risk model estimates assume normal market conditions based upon historical market prices. Value at risk does not purport to represent actual losses in market value that could be incurred from the trading portfolio, nor does it consider that changing our trading portfolio in response to market conditions could affect market prices and could take longer to execute than the one-day holding period assumed in our value at risk model.

Foreign Currency Risk

         Williams has investments in companies whose operations are located in foreign countries, of which $87 million are accounted for using the cost method. Fair value for the cost method investments is deemed to approximate their carrying amount, because estimating cash flows by year is not practicable given that the time frame for selling these investments is uncertain. Williams' financial results could be affected if the investments incur a permanent decline in value as a result of changes in foreign currency exchange rates and the economic conditions in foreign countries. Williams attempts to mitigate these risks by investing in different countries and business segments. Approximately 80 percent of the cost method investments are in Asian countries and 20 percent in South American countries. Of the Asian investments, approximately 50 percent are in countries whose currencies have recently suffered significant devaluations and volatility. The ultimate duration and severity of the conditions in Asia remains uncertain as does the long-term impact on Williams' investments.

FORWARD-LOOKING INFORMATION

         Certain matters discussed in this report, excluding historical information, include forward-looking statements. Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. Such statements are made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

         As required by such Act, the Company hereby identifies the following important factors that could cause actual results to differ materially from any results projected, forecasted, estimated or budgeted by the Company in forward-looking statements: (i) risks and uncertainties impacting the Company as a whole relate to changes in general economic conditions in the United States; the availability and cost of capital; changes in laws and regulations to which the Company is subject, including tax, environmental and employment laws and regulations; the cost and effects of legal and administrative claims and proceedings against the Company or its subsidiaries or which may be brought against the Company or its subsidiaries; conditions of the capital markets utilized by the Company to access capital to finance operations; the timing of the implementation of changes in operations to effect cost savings; completion of capital projects within cost and timing plans; the capacity of constructed or acquired assets to function as designed or expected; and, to the extent the Company increases its investments and activities abroad, such investments and activities will be subject to foreign economies, laws, and regulations; (ii) for the Company's regulated businesses, risks and uncertainties primarily relate to the impact of future federal and state regulations of business activities, including allowed rates of return and the resolution of other matters discussed herein; and (iii) risks and uncertainties associated with the Company's unregulated businesses primarily relate to energy prices and the ability of such entities to develop expanded markets and product offerings as well as their ability to maintain existing markets. It is also possible that certain aspects of the Company's businesses that are currently unregulated may be subject to both federal and state regulation in the future. In addition, future utilization of pipeline capacity will depend on energy prices, competition from other pipelines and alternate fuels, the general level of natural gas, natural gas liquids, and petroleum product demand and weather conditions, among other things. Weather conditions also directly impact the Company's retail propane business. Price differentials between crude oil and refined products as well as the number of crude barrels processed directly affect results of the Company's refinery businesses. Further, the wholesale cost of motor fuels impacts the Company's retail petroleum operations, and prices for natural gas and natural gas liquids, which directly impact transportation and gathering and processing throughput and operating profit, may fluctuate in unpredictable ways as may corn prices, which directly affect the Company's ethanol business. Factors impacting future results of the Company's communications business include successful completion of its network build, technological developments, high levels of competition, lack of customer diversification, and general uncertainties of governmental regulation.

                         Report of Independent Auditors

To the Stockholders of
The Williams Companies, Inc.

We have audited the supplemental consolidated balance sheet of The Williams Companies, Inc. (formed as a result of the consolidation of The Williams Companies, Inc. and MAPCO Inc.) as of December 31, 1997 and 1996 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of The Williams Companies, Inc. and MAPCO Inc. on March 28, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of The Williams Companies, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of MAPCO Inc. which statements reflect total assets constituting 15% for both 1997 and 1996 of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 26%, 21% and 5% of the related supplemental consolidated financial statement totals for the years ended December 31, 1997, 1996 and 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for MAPCO Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Williams Companies, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of MAPCO Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                                               ERNST & YOUNG LLP


Tulsa, Oklahoma
April 3, 1998

                          THE WILLIAMS COMPANIES, INC
                  SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME



(Millions, except per-share amounts)                                       Years Ended December 31,
                                                                     --------------------------------------
                                                                       1997           1996           1995
                                                                     --------       --------       --------
Revenues:
   Gas Pipelines (Note 4)                                            $1,683.9       $1,675.2       $1,431.1
   Energy Services (Note 4)*                                          5,466.2        4,860.2        3,966.6
   Communications (Note 2)                                            1,445.3          711.3          538.9
   Other                                                                 38.4           48.0           17.4
   Intercompany eliminations (Note 17)                                 (392.2)        (451.8)        (299.0)
                                                                     --------       --------       --------

        Total revenues                                                8,241.6        6,842.9        5,655.0
                                                                     --------       --------       --------

Profit-center costs and expenses:
   Costs and operating expenses*                                      6,227.2        5,063.9        4,278.5
   Selling, general and administrative expenses                         838.3          621.9          532.9
   Other (income) expense--net (Note 6)                                  38.6          (19.8)         (14.7)
                                                                     --------       --------       --------

        Total profit-center costs and expenses                        7,104.1        5,666.0        4,796.7
                                                                     --------       --------       --------

Operating profit:
   Gas Pipelines (Note 4)                                               614.2          562.4          389.7
   Energy Services (Note 4)                                             572.0          607.8          445.1
   Communications (Notes 2 and 6)                                       (55.7)           6.6           25.0
   Other                                                                  7.0             .1           (1.5)
                                                                     --------       --------       --------

        Total operating profit                                        1,137.5        1,176.9          858.3

General corporate expenses                                              (95.1)         (72.5)         (61.3)
Interest accrued                                                       (463.5)        (418.1)        (337.6)
Interest capitalized                                                     23.3            8.2           16.2
Investing income (Note 5)                                                20.5           22.7           95.2
Gain on sale of interest in subsidiary (Note 2)                          44.5           --             --
Gain (loss) on sales of assets (Note 6)                                  66.0           36.5          (12.6)
Write-off of project costs (Note 6)                                      --             --            (41.4)
Minority interest in income of consolidated
   subsidiaries (Note 2)                                                (18.2)          (1.4)         (12.3)
Other income (expense)--net                                             (10.1)           6.1             .5
                                                                     --------       --------       --------

Income from continuing operations
   before extraordinary loss and income taxes                           704.9          758.4          505.0

Provision for income taxes (Note 7)                                     251.2          265.9          141.4
                                                                     --------       --------       --------
Income from continuing operations before
   extraordinary loss                                                   453.7          492.5          363.6
Income (loss) from discontinued operations (Note 3)                      (6.3)         (32.7)       1,029.3
                                                                     --------       --------       --------

Income before extraordinary loss                                        447.4          459.8        1,392.9
Extraordinary loss (Note 8)                                             (79.1)          --             --
                                                                     --------       --------       --------

Net income                                                              368.3          459.8        1,392.9

Preferred stock dividends (Note 15)                                       9.8           10.4           15.3
                                                                     --------       --------       --------
Income applicable to common stock                                    $  358.5       $  449.4       $1,377.6
                                                                     ========       ========       ========


* Includes consumer excise taxes of $157.8 million, $155.9 million and $158.1 million in 1997, 1996 and 1995, respectively.

See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
            SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME (CONCLUDED)



                                                                    Years Ended December 31,
                                                                 ----------------------------
                                                                 1997        1996        1995
                                                                 ----        ----        ----
Basic earnings per common
 share (Notes 1 and 9):

        Income from continuing operations before
           extraordinary loss                                    $1.08       $1.16       $ .87
        Income (loss) from discontinued operations (Note 3)       (.02)       (.08)       2.56
                                                                 -----       -----       -----

        Income before extraordinary loss                          1.06        1.08        3.43
        Extraordinary loss (Note 8)                               (.19)       --          --
                                                                 -----       -----       -----

        Net income                                               $ .87       $1.08       $3.43
                                                                 =====       =====       =====


Diluted earnings per common
 share (Notes 1 and 9):

        Income from continuing operations before
           extraordinary loss                                    $1.05       $1.14       $ .86
        Income (loss) from discontinued operations (Note 3)       (.01)       (.08)       2.49
                                                                 -----       -----       -----

        Income before extraordinary loss                          1.04        1.06        3.35
        Extraordinary loss (Note 8)                               (.19)       --          --
                                                                 -----       -----       -----

        Net income                                               $ .85       $1.06       $3.35
                                                                 =====       =====       =====


See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET


(Dollars in millions, except per-share amounts)               December 31,
                                                       -------------------------
                                                          1997           1996
                                                       ----------     ----------
ASSETS

   Current assets:
     Cash and cash equivalents                         $    122.1     $    220.1
     Receivables less allowance of $21.5
      ($11.4 in 1996)                                     1,584.5        1,324.9
     Transportation and exchange gas receivable             130.4          117.7
     Inventories (Note 11)                                  433.9          314.2
     Commodity trading assets                               180.3          147.2
     Deferred income taxes (Note 7)                         236.6          209.5
     Other                                                  176.2          175.6
                                                       ----------     ----------

      Total current assets                                2,864.0        2,509.2

   Investments (Note 5)                                     388.1          216.5
   Property, plant and equipment--net (Note 12)          11,536.8       10,743.2
   Goodwill and other intangible
     assets--net (Notes 1 and 2)                            600.6          310.2
   Other assets and deferred charges                        888.1          810.4
                                                       ----------     ----------

      Total assets                                     $ 16,277.6     $ 14,589.5
                                                       ==========     ==========



See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
               SUPPLEMENTAL CONSOLIDATED BALANCE SHEET (CONCLUDED)


(Dollars in millions, except per-share amounts)                              December 31,
                                                                      --------------------------
                                                                         1997            1996
                                                                      ----------      ----------
LIABILITIES AND STOCKHOLDERS' EQUITY

     Current liabilities:
        Notes payable (Note 14)                                       $    693.0      $    269.5
        Accounts payable (Note 13)                                       1,288.5         1,095.2
        Transportation and exchange gas payable                             67.7            73.7
        Accrued liabilities (Note 13)                                    1,281.6         1,116.3
        Commodity trading liabilities                                      182.0           137.9
        Long-term debt due within one year (Note 14)                        80.3            95.3
                                                                      ----------      ----------

           Total current liabilities                                     3,593.1         2,787.9

     Long-term debt (Note 14)                                            5,351.5         4,985.3
     Deferred income taxes (Note 7)                                      2,009.1         1,893.5
     Other liabilities                                                     946.5           872.1
     Minority interest in consolidated subsidiaries
        (Note 2)                                                           144.8            35.9
     Contingent liabilities and commitments (Note 18)
     Stockholders' equity (Note 15):
        Preferred stock, $1 per share par value,
           30 million shares authorized,
           2.5 million shares issued in 1997 and
           3.2 million shares issued in 1996                               142.2           161.0
        Common stock, $1 per share par value,
           480 million shares authorized,
           431.5 million shares issued in 1997 and
           425.3 million shares issued in 1996                             431.5           425.3
        Capital in excess of par value                                   1,041.6           942.2
        Retained earnings                                                2,983.3         2,828.7
        Other                                                              (54.1)          (55.8)
                                                                      ----------      ----------

                                                                         4,544.5         4,301.4

        Less treasury stock (at cost), 18.9 million
           shares of common stock in 1997 and 17.7 million
           shares of common stock in 1996                                 (311.9)         (286.6)
                                                                      ----------      ----------

           Total stockholders' equity                                    4,232.6         4,014.8
                                                                      ----------      ----------

           Total liabilities and stockholders' equity                 $ 16,277.6      $ 14,589.5
                                                                      ==========      ==========



See accompanying notes.

                                                   THE WILLIAMS COMPANIES, INC.
                                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


(Dollars in millions,                                                  Capital in
 except per-share amounts)                       Preferred   Common     Excess of    Retained                 Treasury
                                                   Stock      Stock     Par Value    Earnings      Other       Stock       Total
                                                 --------   --------   ---------     --------      -----      --------    --------
Balance, December 31, 1994, as previously
  reported                                       $  100.0   $  313.2    $  782.2   $    716.5    $  (1.3)   $   (405.1)  $ 1,505.5
Adjustment for pooling of interests                --          104.6       161.0      1,346.6      (63.8)       (935.6)      612.8
                                                 --------   --------    --------   ----------    -------    ----------   ---------
Balance, December 31, 1994, as restated             100.0      417.8       943.2      2,063.1      (65.1)     (1,340.7)    2,118.3
Net income--1995                                     --         --          --        1,392.9       --            --       1,392.9
Cash dividends--
  Common stock ($.36 per share)                      --         --          --         (107.2)      --            --        (107.2)
  Common stock of pooled company                     --         --          --          (29.7)      --            --         (29.7)
  Preferred stock (Note 15)                          --         --          --          (11.9)      --            --         (11.9)
Issuance of shares--
  38.7 million common                                --         2.9        57.0          --         (1.7)        352.7       410.9
  2.5 million preferred                             142.5       --          --           --         --            --         142.5
Exchange of shares for debentures--
  2.8 million preferred (Note 15)                   (69.0)      --          (3.5)        --         --            --         (72.5)
Purchase of treasury stock--
  1 million common                                   --         --          --           --         --           (31.1)      (31.1)
  142,800 preferred                                  --         --          --           --         --            (3.7)       (3.7)
Tax benefit of stock-based awards                    --         --           4.8         --         --            --           4.8
ESOP loan repayment                                  --         --          --           --          4.9          --           4.9
Amortization of deferred
  compensation                                       --         --          --           --           .8          --            .8
Other                                                --         --            .2           .4       --            --            .6
                                                 --------   --------    --------   ----------    -------    ----------   ---------
Balance, December 31, 1995                          173.5      420.7     1,001.7      3,307.6      (61.1)     (1,022.8)    3,819.6


See accompanying notes.

                                                       THE WILLIAMS COMPANIES, INC.
                                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)


(Dollars in millions,                                              Capital in
 except per-share amounts)                  Preferred   Common      Excess of     Retained                Treasury
                                              Stock      Stock      Par Value     Earnings     Other        Stock       Total
                                            --------      ------   -----------  -----------   --------   -----------  --------
Balance, December 31, 1995                  $  173.5    $ 420.7    $ 1,001.7    $ 3,307.6     $ (61.1)   $(1,022.8)   $3,819.6
Net income--1996                                --         --            --         459.8        --           --         459.8
Cash dividends--
  Common stock ($.47 per share)                 --         --            --        (148.0)       --           --        (148.0)
  Common stock of pooled company                --         --            --         (30.1)       --           --         (30.1)
  Preferred stock (Note 15)                     --         --            --         (10.4)       --           --         (10.4)
MAPCO stock split effected in the
  form of a stock dividend from
  treasury shares                               --         --          (93.1)      (750.5)       --          843.6        --
Issuance of shares--5.8 million common          --          4.6         33.9         --          (1.0)        12.0        49.5
Purchase of treasury stock--
  6.2 million common                            --         --            --          --          --         (129.6)     (129.6)
  96,300 preferred                              --         --            --          --          --           (2.6)       (2.6)
Retirement of treasury stock-
  497,900 preferred                            (12.5)      --            (.3)        --          --           12.8        --
Proceeds from sale of equity put
  options                                       --         --             .6         --          --           --            .6
Transfer of exercise price for equity
  put options                                   --         --          (16.7)        --          --           --         (16.7)
Tax benefit of stock-based awards               --         --           16.0         --          --           --          16.0
ESOP loan repayment                             --         --            --          --           5.5         --           5.5
Amortization of deferred
  compensation                                  --         --            --          --            .8         --            .8
Other                                           --         --             .1           .3        --           --            .4
                                            --------    -------    ---------    ---------     -------    ---------    --------
Balance, December 31, 1996                     161.0      425.3        942.2      2,828.7       (55.8)      (286.6)    4,014.8


See accompanying notes.

                                                   THE WILLIAMS COMPANIES, INC.
                                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (CONCLUDED)


(Dollars in millions,                                              Capital in
 except per-share amounts)                  Preferred   Common      Excess of     Retained                Treasury
                                              Stock      Stock      Par Value     Earnings     Other        Stock        Total
                                            --------   --------    -----------  -----------   --------   -----------   ----------
Balance, December 31, 1996                  $  161.0   $  425.3    $    942.2   $  2,828.7    $ (55.8)   $   (286.6)   $ 4,014.8
Net income--1997                                --         --            --          368.3       --            --          368.3
Cash dividends--
  Common stock ($.54 per share)                 --         --            --         (171.7)      --            --         (171.7)
  Common stock of pooled company                --         --            --          (32.9)      --            --          (32.9)
  Preferred stock (Note 15)                     --         --            --           (9.8)      --            --           (9.8)
Issuance of shares--6.7 million
  common                                        --          6.2          66.4         --         (2.9)          7.1         76.8
Purchase of treasury stock--
  2.7 million common                            --         --            --           --         --           (50.2)       (50.2)
Conversion of preferred stock--
  2,528 shares                                   (.3)      --              .3         --         --            --           --
Redemption of preferred stock--
  741,552 shares (Note 15)                     (18.5)      --            --           --         --            --          (18.5)
Treasury shares utilized for
  acquisition of business                       --         --              .9         --         --            17.8         18.7
Expiration of equity put options                --         --             4.9         --         --            --            4.9
Tax benefit of stock-based awards               --         --            26.7         --         --            --           26.7
ESOP loan repayment                             --         --            --           --          5.8          --            5.8
Amortization of deferred compensation           --         --            --           --          1.3          --            1.3
Unrealized loss on marketable
  equity securities                                                      --           --         (2.4)         --           (2.4)
Other                                           --         --              .2           .7        (.1)         --             .8
                                            --------   --------    ----------   ----------    -------    ----------    ---------
Balance, December 31, 1997                  $  142.2   $  431.5    $  1,041.6   $  2,983.3    $ (54.1)   $   (311.9)   $ 4,232.6
                                            ========   ========    ==========   ==========    =======    ==========    =========


See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

(Millions)                                                                   Years Ended December 31,
                                                                      --------------------------------------
                                                                         1997          1996          1995
                                                                      ----------    ----------    ----------
OPERATING ACTIVITIES:

    Net income                                                        $    368.3    $    459.8    $  1,392.9
    Adjustments to reconcile to cash provided from operations:
       Discontinued operations                                               6.3          32.7      (1,029.3)
       Extraordinary loss                                                   79.1          --            --
       Premium on early extinguishment of debt                            (171.2)         --            --
       Depreciation, depletion and amortization                            585.9         500.3         452.4
       Provision for deferred income taxes                                 104.3          92.7         141.8
       Provision for loss on property and other assets                      49.8          --            41.4
       (Gain) loss on dispositions of property
         and interest in subsidiary                                       (121.0)        (68.9)         11.6
       Minority interest in income of consolidated subsidiaries             18.2           1.4          12.3
       Cash provided (used) by changes in assets and liabilities:
         Receivables sold                                                  188.6         (13.1)         55.9
         Receivables                                                      (180.5)       (361.0)         23.3
         Inventories                                                       (89.5)        (11.9)         (5.5)
         Other current assets                                               16.7           7.6           6.9
         Accounts payable                                                  188.0         347.2           4.4
         Accrued liabilities                                               (37.6)         (7.4)        (30.1)
         Current commodity trading assets and liabilities                   11.0         (29.7)         28.1
         Non-current commodity trading assets
             and liabilities                                               (47.7)        (37.7)        (82.1)
       Other, including changes in non-current
         assets and liabilities                                             19.5          39.3         (28.6)
                                                                      ----------    ----------    ----------

         Net cash provided by continuing operations                        988.2         951.3         995.4
         Net cash provided by discontinued operations                       --            21.8          63.6
                                                                      ----------    ----------    ----------

         Net cash provided by operating activities                         988.2         973.1       1,059.0
                                                                      ----------    ----------    ----------

FINANCING ACTIVITIES:

    Proceeds from notes payable                                          1,927.4         406.8         221.4
    Payments of notes payable                                           (1,305.5)       (298.6)       (623.8)
    Proceeds from long-term debt                                         2,217.4       2,000.5         399.0
    Payments of long-term debt                                          (2,199.0)     (1,408.5)     (1,036.7)
    Proceeds from issuance of common stock                                  72.5          56.1          78.1
    Purchases of treasury stock                                            (50.2)       (132.2)        (34.8)
    Dividends paid                                                        (214.4)       (188.5)       (148.8)
    Subsidiary preferred stock redemptions                                  --            --          (193.7)
    Other--net                                                             (24.3)         (6.2)         (3.0)
                                                                      ----------    ----------    ----------

         Net cash provided (used) by financing activities                  423.9         429.4      (1,342.3)
                                                                      ----------    ----------    ----------


See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
          SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS (CONCLUDED)

(Millions)                                                           Years Ended December 31,
                                                              --------------------------------------
                                                                 1997          1996          1995
                                                              ----------    ----------    ----------
INVESTING ACTIVITIES:

    Property, plant and equipment:
       Capital expenditures:
         Continuing operations                                $ (1,340.5)   $   (948.3)   $ (1,028.4)
         Discontinued operations                                    --           (22.1)        (33.1)
       Proceeds from dispositions                                  104.2          73.8          35.7
    Acquisition of businesses, net of cash acquired               (146.7)       (371.8)       (875.4)
    Proceeds from sales of businesses                               --           236.4       2,588.3
    Income tax and other payments
       related to discontinued operations                           (9.7)       (261.7)       (350.4)
    Proceeds from sales of assets                                   71.2          66.0         125.1
    Purchase of investments/advances to affiliates                (205.6)       (100.0)        (51.3)
    Purchase of note receivable                                     --            --           (75.1)
    Other--net                                                      17.0          21.6           4.9
                                                              ----------    ----------    ----------

         Net cash provided (used) by investing activities       (1,510.1)     (1,306.1)        340.3
                                                              ----------    ----------    ----------

         Increase (decrease) in cash and cash equivalents          (98.0)         96.4          57.0

Cash and cash equivalents at beginning of year                     220.1         123.7          66.7
                                                              ----------    ----------    ----------

Cash and cash equivalents at end of year                      $    122.1    $    220.1    $    123.7
                                                              ==========    ==========    ==========



See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




Note 1 -- Summary of significant accounting policies

Nature of operations

Operations of The Williams Companies, Inc. (Williams) are located principally in the United States and are organized into three operating groups as follows:
(1) Gas Pipelines, which is comprised of five interstate natural gas pipelines located in the eastern, midsouth, Gulf Coast, midwest and northwest regions;
(2) Energy Services, which is comprised of natural gas gathering and processing facilities in the Rocky Mountain, midwest and Gulf Coast regions; a natural gas liquids and anhydrous ammonia pipeline in the northwest, southwest, midwest and Gulf Coast regions; energy marketing and trading, and price-risk management activities throughout the United States; petroleum refining and marketing in Alaska and the southeast; a petroleum products pipeline and ethanol production/marketing operations in the midwest region; propane marketing in the upper midwest and the southeast regions; and hydrocarbon exploration and production activities in the Rocky Mountain and Gulf Coast regions; and (3) Communications, which includes network integration and management services; video and other multimedia transmission services for the broadcast industry; business audio and video conferencing services; and installation and maintenance of customer-premise voice and data equipment. Additional information about these businesses is contained throughout the following notes.

Basis of presentation

On November 24, 1997, Williams and MAPCO Inc. announced that they had entered into a definitive merger agreement whereby Williams would acquire MAPCO by exchanging shares of Williams common stock for outstanding MAPCO common stock and employee stock options. The merger was consummated on March 28, 1998 (see
Note 2). The transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements and notes have been restated to reflect the results of operations, financial position and cash flows as if the companies had been combined throughout the periods presented. MAPCO's propane marketing operations are included in Energy Marketing & Trading; its natural gas liquids operations are included in Midstream Gas & Liquids; and its petroleum refining and retail petroleum operations are included in Petroleum Services. Revenues and operating profit amounts previously reported as Field Services are now included in Midstream Gas & Liquids.

On April 30, 1997, Williams and Northern Telecom (Nortel) combined their customer-premise equipment sales and service operations into a limited liability company, Williams Communications Solutions, LLC (LLC), formerly WilTel Communications, LLC (see Note 2). Communications' revenues and operating profit amounts for 1997 include the operating results of the LLC beginning May 1, 1997.

Revenues and operating profit amounts include the operating results of Kern River Gas Transmission Company (Kern River) since the January 16, 1996, acquisition by Williams of the remaining interest (see Note 2). Prior to this acquisition, Williams accounted for its 50 percent ownership in Kern River using the equity method of accounting, with its share of equity earnings recorded in investing income.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 1 -- Summary of significant accounting policies (continued)

Revenues and operating profit amounts include the operating results of Transco Energy Company (Transco Energy) since its January 18, 1995, acquisition by Williams (see Note 2). The transportation operations from Transco Energy's two interstate natural gas pipelines are reported separately within the Gas Pipelines group. Transco Energy's gas gathering operations are included in Midstream Gas & Liquids, and its gas marketing operations are included in Energy Marketing & Trading.

Principles of consolidation

The consolidated financial statements include the accounts of Williams and its majority-owned subsidiaries. Companies in which Williams and its subsidiaries own 20 percent to 50 percent of the voting common stock, or otherwise exercise sufficient influence over operating and financial policies of the company, are accounted for under the equity method.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.

Transportation and exchange gas imbalances

In the course of providing transportation services to customers, the natural gas pipelines may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. Additionally, the pipelines and other Williams subsidiaries transport gas on various pipeline systems which may deliver different quantities of gas on their behalf than the quantities of gas received. These transactions result in gas transportation and exchange imbalance receivables and payables which are recovered or repaid in cash or through the receipt or delivery of gas in the future. Settlement of imbalances requires agreement between the pipelines and shippers as to allocations of volumes to specific transportation contracts and timing of delivery of gas based on operational conditions.

Inventory valuation

Inventories are stated at cost, which is not in excess of market, except for certain assets held by Energy Marketing & Trading, which are primarily stated at market. The cost of inventories is primarily determined using the average-cost method, except for certain natural gas inventories held by Transcontinental Gas Pipe Line and certain crude oil and refined petroleum products inventories held by Petroleum Services which are determined using the last-in, first-out (LIFO) method.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 1 -- Summary of significant accounting policies (continued)

Property, plant and equipment

Property, plant and equipment is recorded at cost. Depreciation is provided primarily on the straight-line method over estimated useful lives. Gains or losses from the ordinary sale or retirement of property, plant and equipment for regulated pipelines are credited or charged to accumulated depreciation; other gains or losses are recorded in net income.

Goodwill and other intangible assets

Goodwill, which represents the excess of cost over fair value of assets of businesses acquired, is amortized on a straight-line basis over periods up to but not exceeding 40 years. Other intangible assets are amortized on a straight-line basis over periods not exceeding 11 years. Accumulated amortization at December 31, 1997 and 1996 was $72.2 million and $43 million, respectively. Amortization of intangible assets was $29.2 million, $15.2 million and $11.7 million in 1997, 1996 and 1995, respectively.

Treasury stock

Treasury stock purchases are accounted for under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. Gains and losses on the subsequent reissuance of shares are credited or charged to capital in excess of par value using the average-cost method.

Revenue recognition

Revenues generally are recorded when services have been performed or products have been delivered. The Gas Pipelines recognize revenues based upon contractual terms and the related transportation volumes through month-end. These pipelines are subject to Federal Energy Regulatory Commission (FERC) regulations and, accordingly, certain revenues are subject to possible refunds pending final FERC orders. Williams records rate refund accruals based on management's estimate of the expected outcome of these proceedings. Communications' customer-premise equipment sales and service business primarily uses the percentage-of-completion method of recognizing revenues for services provided.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 1 -- Summary of significant accounting policies (continued)

Commodity price-risk management activities

Energy Marketing & Trading has trading operations that enter into energy-related derivative financial instruments and derivative commodity instruments (forward contracts, futures contracts, option contracts and swap agreements) to provide price-risk management services to its third-party customers. This trading operation also has commodity inventories and enters into short- and long-term energy-related purchase and sale commitments which involve physical delivery of an energy commodity. These financial instruments, physical inventories and commitments are valued at market and are recorded in commodity trading assets, other assets and deferred charges, commodity trading liabilities and other liabilities in the Supplemental Consolidated Balance Sheet. The change in unrealized market gains and losses is recognized in income currently and is recorded as revenues in the Supplemental Consolidated Statement of Income. Such market values are subject to change in the near term and reflect management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, liquidity of the market in which the contract is transacted, the terms of the contract, credit considerations, time value and volatility factors underlying the positions. Energy Marketing & Trading reports its trading operations' physical sales transactions net of the related purchase costs, consistent with market value accounting for such trading activities.

Propane marketing revenues in all years and certain other Energy Marketing & Trading revenues in 1996 and 1995 were not considered to be trading operations and, therefore, were not reported net of related costs to purchase such items.

Williams also enters into energy-related derivative financial instruments and derivative commodity instruments (primarily futures contracts, option contracts and swap agreements) to hedge against market price fluctuations of certain commodity inventories and sales and purchase commitments. Unrealized and realized gains and losses on these hedge contracts are deferred and recognized in income when the related hedged item is recognized and recorded with the related hedged item. These contracts are initially and regularly evaluated to determine that there is a high correlation between changes in the market value of the hedge contract and market value of the hedged item.

Interest-rate derivatives

Williams enters into interest-rate swap agreements to modify the interest characteristics of its long-term debt. These agreements are designated with all or a portion of the principal balance and term of specific debt obligations. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates without an exchange of the notional amount upon which the payments are based. The difference to be paid or received is accrued and recognized as an adjustment of interest expense. Gains and losses from terminations of interest-rate swap agreements are deferred and amortized as an adjustment

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 1 -- Summary of significant accounting policies (continued)

of the interest expense on the outstanding debt over the remaining original term of the terminated swap agreement. In the event the designated debt is extinguished, gains and losses from terminations of interest-rate swap agreements are recognized in income.

Kern River specifically has interest-rate swap agreements that are not designated with long-term debt that are recorded in other liabilities at market value. Changes in market value are recorded as adjustments to a regulatory asset which is expected to be recovered in transportation rates.

Williams enters into interest-rate forward contracts to lock-in underlying treasury rates on anticipated long-term debt issuances. The settlement amounts upon termination of the contracts are deferred and amortized as an adjustment to interest expense of the issued long-term debt over the term of the referenced security underlying the settled forward contract.

Capitalization of interest

Williams capitalizes interest on major projects during construction. Interest is capitalized on borrowed funds and, where regulation by the FERC exists, on internally generated funds. The rates used by regulated companies are calculated in accordance with FERC rules. Rates used by unregulated companies approximate the average interest rate on related debt. Interest capitalized on internally generated funds is included in non-operating other income (expense)-- net.

Employee stock-based awards

Employee stock-based awards are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Fixed plan common stock options do not result in compensation expense, because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

Income taxes

For the periods presented, Williams and MAPCO separately included the operations of their respective subsidiaries in consolidated federal income tax returns. Williams and MAPCO will begin filing a single consolidated federal income tax return as of the date of the merger. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of Williams' assets and liabilities.

Earnings per share

Basic earnings per share are based on the sum of the average number of common shares outstanding and issuable restricted and deferred shares. Diluted earnings per share assumes issuance of common stock from dilutive stock options and conversion of the $3.50 cumulative convertible preferred

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 1 -- Summary of significant accounting policies (continued)

stock into common stock effective May 1, 1995. The earnings per share amounts and number of shares for 1996 and 1995 have been restated to reflect the effect of the two-for-one stock split and distribution (see Note 15) and the adoption of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (see Note 9).

New accounting standards

In June 1997, the Financial Accounting Standards Board (FASB) issued two new accounting standards, SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." These standards, effective for fiscal years beginning after December 15, 1997, are disclosure- oriented standards. Therefore, these standards will not affect Williams' reported consolidated net income or cash flows.

Note 2 -- Acquisitions

MAPCO

On November 24, 1997, Williams and MAPCO Inc. announced that they had entered into a definitive merger agreement whereby Williams would acquire MAPCO by exchanging 1.665 shares of Williams common stock for each outstanding share of MAPCO common stock. In addition, outstanding MAPCO employee stock options would be converted into Williams common stock. The merger was consummated on March 28, 1998, with the issuance of 98.6 million shares of Williams common stock. MAPCO is engaged in the NGL pipeline, petroleum refining and marketing and propane marketing businesses, and became part of the Energy Services business unit.

The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of MAPCO as though it had always been a part of Williams. Intercompany transactions between Williams and MAPCO prior to the merger have been eliminated, and no material adjustments were necessary to conform MAPCO's accounting policies. These supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of consolidated financial statements for the period that includes the date of the merger.

During 1997, payments of $32.6 million were made for non-compete agreements. These costs will be amortized over one to three years after completion of the merger.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 2 -- Acquisitions (continued)

The results of operations for the separate companies and the combined amounts presented in the Supplemental Consolidated Income Statement follow:

                                                                     Years Ended December 31,
                                                                --------------------------------
(Millions)                                                        1997             1996             1995
                                                                  ----             ----             ----
Revenues:
           Williams                                             $4,409.6         $3,531.2         $2,855.7
           MAPCO                                                 3,847.5          3,353.1          2,856.6
           Intercompany eliminations                               (15.5)           (41.4)           (57.3)
                                                                ========         ========         ========

           Combined                                             $8,241.6         $6,842.9         $5,655.0
                                                                --------         --------         --------

Net income:
           Williams                                             $  271.4         $  362.3         $1,318.2
           MAPCO                                                    96.9             97.5             74.7
                                                                --------         --------         --------

           Combined                                             $  368.3         $  459.8         $1,392.9
                                                                ========         ========         ========

Nortel

On April 30, 1997, Williams and Nortel combined their customer-premise equipment sales and service operations into a limited liability company, Williams Communications Solutions, LLC. In addition, Williams paid $68 million to Nortel. Williams has accounted for its 70 percent interest in the operations that Nortel contributed to the LLC as a purchase business combination, and beginning May 1, 1997, has included the results of operations of the acquired company in Williams' Supplemental Consolidated Statement of Income. Accordingly, the acquired assets and liabilities, including $168 million in accounts receivable, $68 million in accounts payable and accrued liabilities, and $150 million in debt obligations, have been recorded based on an allocation of the purchase price, with substantially all of the cost in excess of historical carrying values allocated to goodwill.

Williams recorded the 30 percent reduction in its operations contributed to the LLC as a sale to the minority shareholder of the LLC. Williams recognized a gain of $44.5 million based on the excess of the fair value over the net book value (approximately $71 million) of its operations conveyed to the LLC minority interest. Income taxes were not provided on the gain, because the transaction did not affect the difference between the financial and tax bases of identifiable assets and liabilities.

If the transaction had occurred on January 1, 1996, Williams' unaudited pro forma revenues for the years ended 1997 and 1996 would have been $8,490 million and $7,580 million, respectively. The pro forma effect of the transaction on Williams' net income is not significant. Pro forma financial information is not necessarily indicative of results of operations that would have occurred if the transaction had occurred on January 1, 1996, or of future results of operations of the combined companies.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 2 -- Acquisitions (continued)

Kern River

On January 16, 1996, Williams acquired the remaining interest in Kern River for $206 million in cash. The acquisition was accounted for as a purchase, and the acquired assets and liabilities have been recorded based on an allocation of the purchase price, with substantially all of the cost in excess of Kern River's historical carrying value allocated to property, plant and equipment.

Transco

On January 18, 1995, Williams acquired 60 percent of Transco Energy's outstanding common stock in a cash tender offer for $430.5 million. Williams acquired the remaining 40 percent of Transco Energy's outstanding common stock on May 1, 1995, through a merger by exchanging the remaining Transco Energy common stock for approximately 31.2 million shares of Williams common stock valued at $334 million. The acquisition was accounted for as a purchase with 60 percent of Transco Energy's results of operations included in Williams' Supplemental Consolidated Statement of Income for the period January 18, 1995, through April 30, 1995, and 100 percent included beginning May 1, 1995. The purchase price, including transaction fees and other related costs, was approximately $800 million, excluding $2.3 billion in preferred stock and debt obligations of Transco Energy.

Note 3 -- Discontinued operations

On September 10, 1996, Williams sold substantially all of the net assets of the MAPCO coal business to Alliance Coal Corporation, a corporation formed by The Beacon Group Energy Investment Fund, L.P. ("Beacon") for $236 million in cash. The sale yielded losses of $6.3 million and $47.2 million in 1997 and 1996, respectively, (net of income tax benefits of $.7 million and $30 million, respectively). The loss on disposal in 1997 includes liabilities recognized for guarantees, indemnifications and representations made to Beacon relative to the sale and an income tax adjustment to the 1996 loss amount. Operating results for 1996 and 1995 for the coal business are reported as discontinued operations and were as follows for the years ended December 31.

(Millions)                                                       1996             1995
                                                                ------           ------
Revenues                                                        $276.8           $453.4
Provision (credit) for income taxes                                4.8             (2.3)
Income from discontinued operations                               14.5             10.5

On January 5, 1995, Williams sold its network services operations to LDDS Communications, Inc. for $2.5 billion in cash. The sale yielded a gain of $1 billion (net of income taxes of approximately $732 million) which is reported as income from discontinued operations.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 4 -- Revenues and operating profit

Revenues and operating profit of Gas Pipelines and Energy Services for the years ended December 31, 1997, 1996 and 1995, are as follows:

                                                                            (Millions)
                                           -----------------------------------------------------------------
                                                        Revenues                       Operating profit
                                           ----------------------------------     --------------------------
                                             1997         1996         1995        1997      1996      1995
                                           --------     --------     --------     ------    ------    ------
Gas Pipelines:
           Central                         $  184.4     $  178.4    $  174.3      $ 57.0    $ 44.8    $ 45.0
           Kern River Gas
              Transmission                    167.1        160.6        --         120.3     113.0      --
           Northwest Pipeline                 273.1        269.7       255.2       124.0     124.9     115.7
           Texas Gas
              Transmission                    293.0        306.1       276.3        87.6      85.1      64.0
           Transcontinental
              Gas Pipe Line                   766.3        760.4       725.3       225.3     194.6     165.0
                                           --------     --------    --------      ------    ------    ------

                                           $1,683.9     $1,675.2    $1,431.1      $614.2    $562.4    $389.7
                                           ========     ========    ========      ======    ======    ======

Energy Services:
           Energy Marketing
              & Trading                    $  549.2     $  690.6    $  491.8      $ 64.4    $110.6    $ 68.4
           Exploration &
              Production                      130.1         82.4         62.9       30.3       2.8      (5.9)
           Midstream Gas &
              Liquids                       1,440.9      1,332.7      1,082.8      280.6     324.5     265.2
           Petroleum Services               3,346.0      2,754.5     2,329.1       196.7     169.9     117.4
                                           --------     --------    --------      ------    ------    ------

                                           $5,466.2     $4,860.2    $3,966.6      $572.0    $607.8    $445.1
                                           ========     ========    ========      ======    ======    ======

Note 5 -- Investing activities

Investing income for the years ended December 31, 1997, 1996 and 1995, is as follows:

                                                                                (Millions)
                                                                          -------------------------------
                                                                           1997         1996         1995
                                                                          -----        -----        -----
           Interest                                                       $11.2        $15.0        $38.5
           Dividends                                                        1.4          1.6         16.1
           Equity earnings                                                  7.9          6.1         40.6
                                                                          -----        -----        -----

                                                                          $20.5        $22.7        $95.2
                                                                          =====        =====        =====

Dividends and distributions received from companies carried on an equity basis were $7 million in 1997 and 1996, and $44 million in 1995.

At December 31, 1997, certain equity investments, with a carrying value of $46 million, have a market value of $175 million.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 6 -- Asset sales and write-offs

In 1997, Williams sold its interest in the natural gas liquids and condensate reserves in the West Panhandle field of Texas for $66 million in cash. The sale resulted in a $66 million pre-tax gain on the transaction because the related reserves had no book value.

In the fourth quarter of 1997, Communications incurred charges totaling $49.8 million related to the decision to sell the learning content business, and the write-down of assets and the development costs associated with certain advanced applications.

In 1996, Williams recognized a pre-tax gain of $15.7 million from the sale of certain communication rights for approximately $38 million.

Also in 1996, Williams sold its Iowa propane and liquid fertilizer assets as well as its remaining liquid fertilizer assets in Arkansas, Illinois, Indiana, Minnesota, Ohio and Wisconsin for $43 million in cash, resulting in a pre-tax gain of $20.8 million.

In 1995, the development of a commercial coal gasification venture in south-central Wyoming was canceled, resulting in a $41.4 million pre-tax charge.

In 1995, Williams sold its 15 percent interest in Texasgulf Inc. for approximately $124 million in cash, which resulted in an after-tax gain of approximately $16 million because of previously unrecognized tax benefits included in the provision for income taxes.

Note 7 -- Provision for income taxes

The provision (credit) for income taxes from continuing operations includes:

                                                                                (Millions)
                                                                           ---------------------------------
                                                                            1997          1996         1995
                                                                           ------        ------       ------
Current:
           Federal                                                         $121.5        $154.1       $ (5.1)
           State                                                             23.1          19.1          4.7
           Foreign                                                            2.3          --           --
                                                                           ------        ------       ------
                                                                            146.9         173.2          (.4)
                                                                           ------        ------       ------

Deferred:
           Federal                                                           90.4          76.5        130.8
           State                                                             13.9          16.2         11.0
                                                                           ------        ------       ------
                                                                            104.3          92.7        141.8
                                                                           ------        ------       ------

Total provision                                                            $251.2        $265.9       $141.4
                                                                           ======        ======       ======

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 7 -- Provision for income taxes (continued)

Reconciliations from the provision for income taxes from continuing operations at the statutory rate to the provision for income taxes are as follows:

                                                                                        (Millions)
                                                                              ------------------------------
                                                                               1997        1996        1995
                                                                              ------      ------      ------
Provision at statutory rate                                                    $246.7       $265.4     $176.8

Increases (reductions) in taxes resulting from:
           State income taxes                                                    24.8         24.8       14.3
           Income tax credits                                                   (16.5)       (19.0)     (18.7)
           Non-taxable gain from sale of
              interest in subsidiary (Note 2)                                   (15.6)        --         --
           Decrease in valuation allowance for deferred
              tax assets                                                         --           --        (29.8)
           Reversal of prior tax accruals                                        --           --         (8.0)
           Other--net                                                            11.8         (5.3)       6.8
                                                                               ------       ------     ------

Provision for income taxes                                                     $251.2       $265.9     $141.4
                                                                               ======       ======     ======


Significant components of deferred tax liabilities and assets as of December 31 are as follows:

                                                                                          (Millions)
                                                                                     ----------------------
                                                                                        1997          1996
                                                                                     --------      --------
Deferred tax liabilities:
           Property, plant and equipment                                              $2,126.7      $2,028.1
           Investments                                                                   120.9          93.3
           Other                                                                         129.6         146.7
                                                                                      --------      --------

              Total deferred tax liabilities                                           2,377.2       2,268.1
                                                                                      --------      --------

Deferred tax assets:
           Deferred revenues                                                              84.9          31.5
           Rate refunds                                                                  119.9         111.4
           Accrued liabilities                                                           154.8         204.4
           Minimum tax credits                                                           131.3          86.8
           Other                                                                         113.8         150.0
                                                                                      --------      --------

              Total deferred tax assets                                                  604.7         584.1
                                                                                      --------      --------

           Net deferred tax liabilities                                               $1,772.5      $1,684.0
                                                                                      ========      ========


Cash payments for income taxes (net of refunds) were $126 million, $472 million and $352 million in 1997, 1996 and 1995, respectively.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 8 -- Extraordinary loss

In September 1997, Williams initiated a restructuring of its debt portfolio (see Note 14). During 1997, Williams paid approximately $1.4 billion to redeem approximately $1.3 billion of debt with stated interest rates in excess of 8.8 percent, resulting in an extraordinary loss of $79.1 million (net of a $46.6 million benefit for income taxes). In addition, approximately $30 million of costs to redeem have been deferred as a regulatory asset for rate recovery.

Note 9 -- Earnings per share

Basic and diluted earnings per common share are computed for the years ended December 31, 1997, 1996 and 1995, as follows:


(Dollars in millions, except per-share
 amounts; shares in thousands)                                              1997         1996         1995
                                                                          -------      -------      -------
           Income from continuing operations                                $453.7       $492.5      $363.6
           Preferred stock dividends                                          (9.8)       (10.4)      (15.3)
                                                                            ------       ------      ------

           Income from continuing operations
             available to common stockholders
             for basic earnings per share                                    443.9        482.1       348.3

           Effect of dilutive securities:
             Convertible preferred stock dividends                             8.7          8.8         5.8
                                                                            ------       ------      ------

           Income from continuing operations
             available to common stockholders
             for diluted earnings per share                                 $452.6       $490.9      $354.1
                                                                            ======       ======      ======

           Basic weighted-average shares                                   412,380      414,417     401,845
           Effect of dilutive securities:
             Convertible preferred stock                                    11,717       11,718       7,866
             Stock options                                                   6,097        5,828       3,678
                                                                           -------      -------     -------
                                                                            17,814       17,546      11,544
                                                                           -------      -------     -------
           Diluted weighted-average shares                                 430,194      431,963     413,389
                                                                           =======      =======     =======

           Earnings per share from continuing operations:

             Basic                                                           $1.08        $1.16        $.87
                                                                             =====        =====        ====

             Diluted                                                         $1.05        $1.14        $.86
                                                                             =====        =====        ====


Options to purchase approximately 3.1 million shares of common stock at a weighted-average exercise price of $27.93 were outstanding at December 31, 1997, but were not included in the computation of diluted earnings per common share. Inclusion of these shares would be antidilutive, as the exercise prices of the options exceed the average market price of the common shares.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 10 -- Employee benefit plans

           Pensions

Williams maintains non-contributory defined-benefit pension plans covering substantially all of its employees plus certain employees of the coal business sold in 1996 (see Note 3). Benefits are generally based on years of service and average final compensation. Pension costs are funded to satisfy minimum requirements prescribed by the Employee Retirement Income Security Act of 1974.

Net pension expense consists of the following:

                                                                                (Millions)
                                                                         ---------------------------------
                                                                          1997          1996         1995
                                                                         ------       -------      -------
Service cost for benefits earned
  during the year                                                         $  34.9      $  36.6      $  24.1
Interest cost on projected benefit
  obligation                                                                 63.6         56.5         51.3
Actual return on plan assets                                               (134.0)     (129.4 )      (159.3)
Amortization and deferrals                                                   66.3         70.8        102.7
                                                                          -------      -------      -------

Net pension expense                                                       $  30.8      $  34.5      $  18.8
                                                                          =======      =======      =======

Net pension expense increased in 1996 from 1995 as a result of a decrease in the discount rate from 8 1/2 percent to 7 1/4 percent and an increase in the number of plan participants.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 10 -- Employee benefit plans (continued)

The following table presents the funded status of the plans:

                                                                                                   (Millions)
                                                                                                ----------------
                                                                                           1997             1996
                                                                                           ----             ----
           Actuarial present value of benefit obligations:
               Vested benefits                                                             $692             $565
               Non-vested benefits                                                           48               44
                                                                                           ----             ----

               Accumulated benefit obligations                                              740              609

               Effect of projected salary increases                                         229              185
                                                                                           ----             ----

               Projected benefit obligations                                                969              794

           Assets at market value                                                           975              845
                                                                                           ----             ----

           Assets in excess of projected
               benefit obligations                                                           (6)             (51)

           Unrecognized net (loss) gain                                                      (7)              40

           Unrecognized prior-service cost                                                   (7)              (9)

           Unrecognized transition asset                                                      3                3
                                                                                           ----             ----

           Pension asset                                                                   $(17)            $(17)
                                                                                           ====             ====

The discount rate used to measure the present value of benefit obligations is 7 to 7 1/4 percent (7 1/2 percent in 1996); the assumed rate of increase in future compensation levels is 5 percent; and the expected long-term rate of return on assets is 10 percent. Plan assets consist primarily of commingled funds and assets held in master trusts. The master trusts are comprised primarily of domestic and foreign common and preferred stocks, corporate bonds, United States government securities and commercial paper.

Subsequent to December 31, 1997, Williams offered an early retirement incentive program to a certain group of employees. This program will not have a material impact on the funded status of the plans or Williams' financial position.

           Postretirement benefits other than pensions

Williams sponsors health care plans that provide postretirement medical benefits to retired Williams employees who were employed full time, hired prior to January 1, 1992 (January 1, 1996, for Transco Energy employees) and have met certain other requirements. Williams' employees retained in the MAPCO merger are not covered by the health care plans.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 10-- Employee benefit plans (continued)

The plans provide for retiree contributions and contain other cost-sharing features such as deductibles and coinsurance. The accounting for the plans anticipates future cost-sharing changes to the written plans that are consistent with Williams' expressed intent to increase the retiree contribution rate annually, generally in line with health care cost increases, except for certain retirees whose premiums are fixed. A portion of the cost has been funded in trusts by Williams' FERC-regulated natural gas pipeline subsidiaries to the extent recovery from customers can be achieved. Plan assets consist of assets held in two master trusts and money market funds. One of the master trusts was previously described, and the other consists primarily of domestic and foreign common stocks, government bonds and commercial paper.

Net postretirement benefit expense consists of the following:

                                                                                                    (Millions)
                                                                                             ----------------------
                                                                                       1997       1996       1995
                                                                                      ------     ------     -------
Service cost for benefits earned during the year                                      $  7.1     $  6.4      $  7.4
Interest cost on accumulated postretirement
  benefit obligation                                                                    24.4       22.7        23.9
Actual return on plan assets                                                           (19.4)     (16.4)      (17.9)
Amortization of unrecognized transition obligation                                       4.1        5.0         5.0
Amortization and deferrals                                                              21.0       19.7        23.1
                                                                                      ------     ------      ------

Net postretirement benefit expense                                                    $ 37.2     $ 37.4      $ 41.5
                                                                                      ======     ======      ======

The following table presents the funded status of the plans:

                                                                                           (Millions)
                                                                                      -----------------------
                                                                                      1997               1996
                                                                                      ----               ----
Actuarial present value of postretirement benefit
            obligation:
              Retirees                                                                $230               $207
              Fully eligible active plan participants                                   34                 26
              Other active plan participants                                           126                 89
                                                                                      ----               ----

              Accumulated postretirement benefit obligation                            390                322

Assets at market value                                                                 185                155
                                                                                      ----               ----

Assets less than accumulated postretirement
            benefit obligation                                                         205                167

Unrecognized net gain                                                                   18                 60

Unrecognized prior-service credit                                                        4                  1

Unrecognized transition obligation                                                     (61)               (65)
                                                                                      ----               ----

Postretirement benefit liability                                                      $166               $163
                                                                                      ====               ====

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 10 -- Employee benefit plans (continued)

The amount of postretirement benefit costs deferred as a regulatory asset at December 31, 1997 and 1996, is $107 million and $118 million, respectively, and is expected to be recovered through rates over approximately 15 years.

The discount rate used to measure the present value of benefit obligations is 7 1/4 percent (7 1/2 percent in 1996). The expected long-term rate of return on plan assets is 10 percent (6 percent after taxes). The annual assumed rate of increase in the health care cost trend rate for 1998 is 8 1/2 to 9 1/2 percent, systematically decreasing to 5 percent by 2006. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rate by 1 percent in each year would increase the aggregate of the service and interest cost components of postretirement benefit expense for the year ended December 31, 1997, by $5 million and the accumulated postretirement benefit obligation as of December 31, 1997, by $46 million.

            Other

Williams maintains various defined-contribution plans covering substantially all employees. Company contributions are based on employees' compensation and, in part, match employee contributions. Company contributions are invested primarily in Williams common stock. Williams' contributions to these plans were $37 million in 1997, $31 million in 1996 and $27 million in 1995.

Note 11 -- Inventories

                                                                                           (Millions)
                                                                                      -----------------------
                                                                                       1997             1996
                                                                                      ------           ------
Raw materials:
            Crude oil                                                                    $ 30.5        $ 22.1
            Other                                                                           5.2           6.5
                                                                                         ------        ------
                                                                                           35.7          28.6
                                                                                         ------        ------
Finished goods:
            Refined petroleum products                                                    122.3          61.4
            Fertilizer and natural gas liquids                                             43.8          45.5
            General merchandise and communications equipment                               90.0          56.5
                                                                                         ------        ------
                                                                                          256.1         163.4
                                                                                         ------        ------

Materials and supplies                                                                     82.5          79.0
Natural gas in underground storage                                                         57.8          40.3
Other                                                                                       1.8           2.9
                                                                                         ------        ------

                                                                                         $433.9        $314.2
                                                                                         ======        ======

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 11 -- Inventories (continued)

As of December 31, 1997 and 1996, approximately 17 percent and 5 percent of inventories, respectively, were stated at market. As of December 31, 1997 and 1996, approximately 28 percent and 32 percent of inventories, respectively, were determined using the last-in, first-out (LIFO) method. The remaining inventories were primarily determined using the average-cost method.

If inventories valued on the LIFO method at December 31, 1997 and 1996, were valued at current average cost, the amounts would increase by approximately $20 million and $35 million, respectively.

Note 12 -- Property, plant and equipment

                                                                                         (Millions)
                                                                                     ------------------------
                                                                                        1997           1996
                                                                                     ---------      ---------
Cost:
            Gas Pipelines:
               Central                                                               $   844.2      $   787.4
               Kern River Gas Transmission                                             1,003.9          990.5
               Northwest Pipeline                                                      1,478.6        1,447.9
               Texas Gas Transmission                                                  1,022.7          958.9
               Transcontinental Gas Pipe Line                                          3,334.8        3,095.7
            Energy Services:
               Energy Marketing & Trading                                                345.2          256.0
               Exploration & Production                                                  318.5          255.1
               Midstream Gas & Liquids                                                 3,541.9        3,374.8
               Petroleum Services                                                      1,826.7        1,744.7
            Communications                                                               535.0          257.3
            Other                                                                        353.6          198.2
                                                                                     ---------      ---------

                                                                                      14,605.1       13,366.5

Accumulated depreciation and depletion                                                (3,068.3)      (2,623.3)
                                                                                     ---------      ---------

                                                                                     $11,536.8      $10,743.2
                                                                                     =========      =========


Commitments for construction and acquisition of property, plant and equipment are approximately $534 million at December 31, 1997.

Note 13 -- Accounts payable and accrued liabilities

Under Williams' cash-management system, certain subsidiaries' cash accounts reflect credit balances to the extent checks written have not been presented for payment. The amounts of these credit balances included in accounts payable are $112 million at December 31, 1997, and $116 million at December 31, 1996.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 13 -- Accounts payable and accrued liabilities (continued)

                                                                                           (Millions)
                                                                                       ----------------------
                                                                                         1997          1996
                                                                                       --------      --------
Accrued liabilities:
            Rate refunds                                                               $  337.5      $  305.1
            Employee costs                                                                205.4         206.0
            Interest                                                                       89.5         100.8
            Income taxes payable                                                           69.6          95.4
            Taxes other than income taxes                                                 112.7         109.2
            Other                                                                         466.9         299.8
                                                                                       --------      --------

                                                                                       $1,281.6      $1,116.3
                                                                                       ========      ========

Note 14 -- Debt, leases and banking arrangements

Notes payable

During 1997, Williams Holdings of Delaware, Inc. (Williams Holdings) entered into a commercial paper program backed by new short-term bank-credit facilities totaling $650 million. At December 31, 1997, $645 million of commercial paper was outstanding under the program. In March 1998, Williams Holdings' commercial paper program was increased to $1 billion. In addition, Williams has entered into various other short-term credit agreements with amounts outstanding totaling $48 million and $269.5 million at December 31, 1997 and 1996, respectively. The weighted- average interest rate on the outstanding short-term borrowings at December 31, 1997 and 1996, was 6.56 percent and 7.85 percent, respectively.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 14 -- Debt, leases and banking arrangements (continued)



Debt                                                                            Weighted-         December 31,
----                                                                             average      ---------------------
 (Millions)                                                                    interest rate*   1997         1996
---------------------------------------------------                            -------------  ---------    --------
The Williams Companies, Inc.
            Revolving credit loans                                                 7.1%       $  383.0      $   --
            Debentures, 8.875% - 10.25%, payable
               2012, 2020, 2021 and 2025                                           8.6           137.0         587.5
            Notes, 6.365% - 9.625%, payable through 2004                           7.0           994.7         817.5
Williams Gas Pipelines Central
            Variable rate notes, payable 1999                                      8.2           130.0         130.0
Kern River Gas Transmission
            Notes, 6.42% and 6.72%, payable through 2001                           6.6           586.4         617.7
Northwest Pipeline
            Debentures, 7.125% - 10.65%,
               payable through 2025                                                8.3           151.6         360.0
            Notes, 6.625%, payable 2007                                            6.6           250.0          --
            Adjustable rate notes, payable through 2002                            9.0             8.3          10.0
Texas Gas Transmission
            Debentures, 7.25%, payable 2027                                        7.3            99.0          --
            Notes, 9.625% and 8.625%,
               payable 1997 and 2004                                               8.6           152.4         253.6
Transcontinental Gas Pipe Line
            Revolving credit loans                                                 6.3           160.0          --
            Debentures, 7.25% and 9.125%,
               payable through 2026                                                7.3           199.7         352.4
            Debentures, 7.08%, payable 2026
               (subject to debtholder redemption in 2001)                          7.1           200.0         200.0
            Notes, 8.125% and 8.875%,
               payable 1997 and 2002                                               8.9           128.2         227.7
            Adjustable rate note, payable 2002                                     5.8           150.0          --
Williams Holdings of Delaware
            Revolving credit loans                                                 6.3           200.0         500.0
            Debentures, 6.25%, payable 2006                                        4.8           248.9         248.8
            Notes, 6.365% - 6.91%, payable through 2002                            6.7           258.6          --
MAPCO Inc. and subsidiaries
            Commercial paper and bank money market lines                           6.6           135.8         128.5
            Debentures, 7.7%, payable 2027                                         7.7           102.9          --
            Notes, 6.67%-8.95%, payable through 2022                               8.1           586.7         515.6
Williams Pipe Line
            Notes, 8.95% and 9.78%, payable through 2001                           9.0            40.0         100.0
Williams Energy Ventures
            Adjustable rate notes                                                 --              --            25.6
Williams Communications Solutions, LLC
               Revolving credit loans                                              6.2           125.0          --
Other, payable through 2000                                                        7.8             3.6           5.7
                                                                                              --------      --------
                                                                                               5,431.8       5,080.6
Current portion of long-term debt                                                                (80.3)        (95.3)
                                                                                              --------      --------
                                                                                              $5,351.5      $4,985.3
                                                                                              ========      ========

*At December 31, 1997, including the effects of interest-rate swaps.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 14 -- Debt, leases and banking arrangements (continued)

In September 1997, Williams initiated a restructuring of its debt portfolio. As of December 31, 1997, Williams has redeemed approximately $1.3 billion of debt with stated interest rates in excess of 8.8 percent. In January 1998, Williams redeemed $40 million of additional debt obligations. The restructuring was temporarily financed with the combination of short-term bank agreements, commercial paper and Williams' existing bank-credit agreement, until new long-term debt securities were issued. The restructuring was completed with the fourth-quarter 1997 and first-quarter 1998 issuance of approximately $1.5 billion of debentures and notes with interest rates ranging from 5.91 percent to 6.625 percent.

In July 1997, Williams entered into a new $1 billion bank-credit agreement, replacing the previous agreement. Under the new credit agreement, Northwest Pipeline, Transcontinental Gas Pipe Line, Texas Gas Transmission, and Williams Communications Solutions, LLC have access to various amounts of the facility, while Williams (parent) and Williams Holdings have access to all unborrowed amounts. In addition, MAPCO is party to a $400 million bank-credit agreement which serves as a back-up facility for their commercial paper and bank money market lines and expires in March 2002. There were no borrowings outstanding under this agreement at December 31, 1997, and, in March 1998, this facility was terminated. Interest rates for both agreements vary with current market conditions.

For financial statement reporting purposes at December 31, 1997, $560 million in notes payable and current debt obligations, primarily related to the restructuring noted above, have been classified as non-current obligations based on Williams' intent and ability to refinance on a long-term basis. Williams' subsequent issuance of $1,240 million of long-term debt obligations in first-quarter 1998 is sufficient to complete these refinancings. An additional $136 million of MAPCO commercial paper and bank money market lines at December 31, 1997, has been classified as non-current obligations based on the ability and intent to refinance on a long-term basis. This amount was repaid in March 1998 with borrowings due subsequent to December 31, 1998.


Interest-rate swaps with a notional value of $450 million are currently being utilized to convert certain fixed rate debt obligations to variable rate obligations resulting in an effective weighted-average floating rate of 5.24 percent at December 31, 1997. Interest-rate swaps with a notional value of $130 million are currently being utilized to convert certain variable rate debt obligations to fixed rate obligations resulting in an effective weighted-average fixed rate of 7.78 percent at December 31, 1997.

Certain interest-rate swap agreements relating to Kern River, which preceded the January 1996 purchase of Kern River by Williams and the subsequent Kern River debt refinancing, remain outstanding. In 1996, Kern River entered into additional interest-rate swap agreements to manage the exposure from the original interest-rate swap agreements. As described in Note 1, these interest-rate swap agreements are not designated with the Kern River debt, but when combined with interest on the debt obligations, Kern River's effective interest rate is 8.5 percent.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 14 -- Debt, leases and banking arrangements (continued)

Aggregate minimum maturities and sinking-fund requirements, excluding lease payments and considering the reclassification of current obligations as previously described, for each of the next five years are as follows:

                                                                          (Millions)
                                                                          ----------
                     1998                                                    $   78
                     1999                                                       381
                     2000                                                       274
                     2001                                                     1,110
                     2002                                                     1,705

Cash payments for interest (net of amounts capitalized) are as follows:
1997--$450 million; 1996--$406 million; and 1995--$325 million.

           Leases

Future minimum annual rentals under non-cancelable operating leases are $126 million in 1998, $110 million in 1999, $94 million in 2000, $67 million in 2001, $60 million in 2002 and $197 million thereafter.

Total rent expense was $137 million in 1997, $97 million in 1996 and $98 million in 1995.

Note 15 -- Stockholders' equity

On November 20, 1997, the board of directors of Williams declared a two-for-one common stock split and distribution; 160.1 million shares were issued on December 29, 1997. All references in the financial statements and notes to the number of common shares outstanding and per-share amounts reflect the effect of the split.

On September 30, 1996, 47.8 million shares of common stock were distributed pursuant to a two-for-one common stock split affecting only former MAPCO stockholders. The split was effected in the form of a stock dividend from shares held as treasury stock.

During 1997, 2.7 million shares of common stock were repurchased at a total cost of approximately $50 million. During 1996, 6.2 million shares

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 15 -- Stockholders' equity (continued)

of common stock were repurchased at a total cost of approximately $130 million. During 1995, 1 million shares of common stock were repurchased at a total cost of approximately $31 million. In the fourth quarter of 1997, the common stock repurchase program was terminated.

In connection with the 1995 merger with Transco Energy, Williams exchanged all of Transco Energy's outstanding $3.50 cumulative convertible preferred stock for 2.5 million shares of Williams' $3.50 cumulative convertible preferred stock. These shares are redeemable by Williams beginning in November 1999, at an initial price of $51.40 per share. Each share of $3.50 preferred stock is convertible at the option of the holder into 4.6875 shares of Williams common stock. Dividends per share of $3.50 were recorded in 1997 and 1996, and $2.33 in 1995.

During 1995, Williams exchanged 2.8 million shares of its $2.21 cumulative preferred stock with a carrying value of $69 million for 9.6 percent debentures with a fair value of $72.5 million. The difference in the fair value of the new securities and the carrying value of the preferred stock exchanged was recorded as a decrease in capital in excess of par value. This amount did not impact net income, but is included in preferred stock dividends on the Supplemental Consolidated Statement of Income and in the computation of earnings per share. The remaining shares of $2.21 cumulative preferred stock were redeemed by Williams at par ($25) in September 1997 for a total of $18.5 million. Dividends per share of $1.47 were recorded in 1997, and $2.21 in 1996 and 1995.

In 1996, the Williams board of directors adopted a Stockholder Rights Plan (the Rights Plan). Under the Rights Plan, each outstanding share of Williams common stock has one-third of a preferred stock purchase right attached. Under certain conditions, each right may be exercised to purchase, at an exercise price of $140 (subject to adjustment), one two-hundredth of a share of junior participating preferred stock. The rights may be exercised only if an Acquiring Person acquires (or obtains the right to acquire) 15 percent or more of Williams common stock; or commences an offer for 15 percent or more of Williams common stock; or the board of directors determines an Adverse Person has become the owner of 10 percent or more of Williams common stock. The rights, which do not have voting rights, expire in 2006 and may be redeemed at a price of $.01 per right prior to their expiration, or within a specified period of time after the occurrence of certain events. In the event a person becomes the owner of more than 15 percent of Williams common stock or the board of directors determines that a person is an Adverse Person, each holder of a right (except an Acquiring Person or an Adverse Person) shall have the right to receive, upon exercise, Williams common stock having a value equal to two times the exercise price of the right. In the event Williams is engaged in a merger, business combination or 50 percent or more of Williams' assets, cash flow or earnings power is sold or transferred, each holder of a right (except an Acquiring Person or an Adverse Person) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 15 -- Stockholders' equity (continued)

Williams has several plans providing for common-stock-based awards to employees and to non-employee directors. The plans permit the granting of various types of awards including, but not limited to, stock options, stock-appreciation rights, restricted stock and deferred stock. Awards may be granted for no consideration other than prior and future services. The purchase price per share for stock options and the grant price for stock-appreciation rights may not be less than the market price of the underlying stock on the date of grant. Certain Williams stock options become exercisable after five years, subject to accelerated vesting if certain future stock prices are achieved. Other stock options become exercisable one-third annually beginning two years following the date of grant. Williams stock options expire 10 years after grant. At December 31, 1997, 46.7 million shares of Williams common stock were reserved for issuance pursuant to existing and future stock awards, of which 21.4 million shares were available for future grants (15.6 million at December 31, 1996).

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 15 -- Stockholders' equity (continued)

The following summary reflects Williams stock option activity and related information for 1997 and 1996:

                                                                           1997                        1996
                                                                   ----------------------      -----------------------
                                                                                Weighted-                    Weighted-
                                                                                Average                      Average
                                                                                Exercise                     Exercise
(Options in millions)                                              Options        Price        Options         Price
                                                                   -------      ---------      -------       ---------
Outstanding--beginning of year                                      29.2         $14.18         24.4          $12.41
Grant                                                               12.9          22.57         10.5           16.77

Exercised                                                           (6.1)         13.46         (4.7)          10.44
Canceled                                                             (.8)         18.32         (1.0)          17.77
                                                                    ----                        ----
Outstanding--end of year                                            35.2         $17.29         29.2          $14.18
                                                                    ====                        ====

Exercisable--at end of year                                         18.8         $13.83         15.4          $12.26
                                                                    ====                        ====

Weighted-average grant date fair value
  of options granted during the year                               $7.15                       $4.80
                                                                   =====                       =====

In connection with the merger on March 28, 1998, approximately 12.9 million outstanding options were converted into approximately 5.7 million shares of Williams common stock under the terms of the merger agreement.

The following summary provides information about Williams stock options outstanding and exercisable at December 31, 1997:

                      Stock Options Outstanding                             Stock Options Exercisable
---------------------------------------------------------------------     ----------------------------
                                                       Weighted-
    Range of                         Weighted-          Average                            Weighted-
    Exercise         Options         Average           Remaining           Options        Average
   Prices          (Millions)     Exercise Price     Contractual Life     (Millions)    Exercise Price
------------------ ----------     --------------     ----------------     ----------    --------------
$4.62 to $18.04        20.4            $13.71           7.1 years            17.4           $13.27
 $18.05 to $49.34      14.8             22.75           8.5 years             1.4            20.86
                      -----                                                 -----

Total                  35.2            $17.29           7.6 years            18.8           $13.83
                       ====                                                  ====

The fair value of the stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: expected life of the stock options of approximately 5.5 years; volatility of the expected market price of Williams common stock of 26 percent (22 percent in 1996 and 1995); risk-free interest rate of 6.1 percent (6.0 percent in 1996 and 6.5 percent in 1995); and a dividend yield of 1.7 percent (2.0 percent in 1996 and 2.5 percent in 1995).

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 15 -- Stockholders' equity (continued)

Pro forma net income and earnings per share, assuming Williams had applied the fair-value method of SFAS No. 123, "Accounting for Stock-Based Compensation" in measuring compensation cost beginning with 1995 employee stock-based awards, are as follows:

                                            1997                        1996                         1995
                                  --------------------       ---------------------       -----------------------
                                   Pro                        Pro                          Pro
                                  forma       Reported       forma        Reported        forma         Reported
                                  ------      --------       ------       --------       --------       --------
Net income
 (millions)                       $331.0       $368.3        $452.9        $459.8        $1,378.9       $1,392.9
Earnings
   per share:
   Basic                            $.78         $.87         $1.07         $1.08           $3.39          $3.43
   Diluted                          $.77         $.85         $1.05         $1.06           $3.31          $3.35

Pro forma amounts for 1997 include compensation expense from 78 percent of the awards made in 1996, as these awards fully vested in 1997 as a result of the accelerated vesting provisions. Pro forma amounts for 1995 include compensation expense from 75 percent of the awards made in 1995, as these awards fully vested in 1995 as a result of the accelerated vesting provisions. Since compensation expense from stock options is recognized over the future years' vesting period for pro forma disclosure purposes, and additional awards generally are made each year, pro forma amounts may not be representative of future years' amounts.

Note 16 -- Financial instruments

  Fair-value methods

The following methods and assumptions were used by Williams in estimating its fair-value disclosures for financial instruments:

                Cash and cash equivalents and notes payable: The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity of these instruments.

                Notes and other non-current receivables: For those notes with interest rates approximating market or maturities of less than three years, fair value is estimated to approximate historically recorded amounts.

                Investments-cost: Fair value is estimated to approximate historically recorded amounts as the operations underlying these investments are in their initial phases.

                Long-term debt: The fair value of Williams' long-term debt is valued using indicative year-end traded bond market prices for publicly traded issues, while private debt is valued based on the prices of similar securities with similar terms and credit ratings. At December 31, 1997

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 16 -- Financial instruments (continued)

                and 1996, 57 percent and 66 percent, respectively, of Williams' long-term debt was publicly traded. Williams used the expertise of an outside investment banking firm to estimate the fair value of long- term debt.

                Interest-rate swaps: Fair value is determined by discounting estimated future cash flows using forward interest rates derived from the year-end yield curve. Fair value was calculated by the financial institutions that are the counterparties to the swaps.

                Interest-rate locks: Fair value is determined using year-end traded market prices for the referenced U.S. Treasury securities underlying the contracts. Fair value was calculated by the financial institutions that are parties to the locks.

                Energy-related trading and hedging: Includes forwards, options, swaps and purchase and sales commitments. Fair value reflects management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, liquidity of the market in which the contract is transacted, the terms of the contract, credit considerations, time value and volatility factors underlying the positions.

  Carrying amounts and fair values of Williams' financial instruments

Asset (liability)                                                  1997                              1996
                                                     -----------------------------      --------------------------
                                                     Carrying               Fair         Carrying          Fair
(Millions)                                            Amount               Value          Amount           Value
                                                     ---------           ---------      ---------        ---------
Cash and cash equivalents                               $   122.1        $   122.1       $   220.1        $   220.1
Notes and other non-current
  receivables                                                33.5             33.5            34.4             34.4
Investments-cost                                            102.8            102.8            71.2             71.2
Notes payable                                              (693.0)          (693.0)         (269.5)          (269.5)

Long-term debt, including
  current portion                                        (5,430.8)        (5,561.5)       (5,079.2)        (5,260.6)
Interest-rate swaps                                         (51.1)           (46.8)          (54.8)           (60.6)
Interest-rate locks                                             -             (8.3)              -              4.2
Energy-related trading:
  Assets                                                    324.9            324.9           253.6            253.6
  Liabilities                                              (383.7)          (383.7)         (339.1)          (339.1)

Energy-related hedging:
  Assets                                                       .9             13.3              .9             11.2
  Liabilities                                                 (.3)            (8.8)           (1.3)           (12.2)

The preceding asset and liability amounts for energy-related hedging represent unrealized gains or losses and do not include the related deferred amounts.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 16 -- Financial instruments (continued)

The 1997 average fair value of the energy-related trading assets and liabilities is $258 million and $345 million, respectively. The 1996 average fair value of the energy-related trading assets and liabilities is $196 million and $322 million, respectively.

Williams has recorded liabilities of $21 million and $18 million at December 31, 1997 and 1996, respectively, for certain guarantees that represent the estimated fair value of these financial instruments.

  Off-balance-sheet credit and market risk

Williams is a participant in the following transactions and arrangements that involve financial instruments that have off-balance-sheet risk of accounting loss. It is not practicable to estimate the fair value of these off-balance-sheet financial instruments because of their unusual nature and unique characteristics.

In 1997, Williams entered into agreements to sell, on an ongoing basis, certain of their accounts receivable. Williams also sold certain receivables in 1996, under another revolving receivable sales program. At December 31, 1997 and 1996, $343 million and $152 million have been sold, respectively.

In connection with the sale of Williams' network services operations, Williams has been indemnified by LDDS against any losses related to retained guarantees of $135 million and $158 million at December 31, 1997 and 1996, respectively, for lease rental obligations.

Williams has issued other guarantees and letters of credit with off-balance-sheet risk that total approximately $56 million and $10 million at December 31, 1997 and 1996, respectively. Williams believes it will not have to perform under these agreements, because the likelihood of default by the primary party is remote and/or because of certain indemnifications received from other third parties.

  Commodity price-risk management services

Williams, through Energy Marketing & Trading, provides price-risk management services associated with the energy industry to its customers. These services are provided through a variety of financial instruments, including forward contracts, futures contracts, option contracts, swap agreements and purchase and sale commitments. See Note 1 for a description of the accounting for these trading activities. The net gain from trading activities was $125.8 million, $99.2 million and $65.8 million in 1997, 1996 and 1995, respectively.

Energy Marketing & Trading enters into forward contracts and purchase and sale commitments which involve physical delivery of an energy commodity. Prices under these contracts are both fixed and variable. Swap agreements call for Energy Marketing & Trading to make payments to (or receive payments from) counterparties based upon the differential between a fixed and variable

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 16 -- Financial instruments (continued)

price or variable prices for different locations. The variable prices are generally based on either industry pricing publications or exchange quotations. Energy Marketing & Trading buys and sells option contracts which give the buyer the right to exercise the options and receive the difference between a predetermined strike price and a market price at the date of exercise. The market prices used for option contracts are generally exchange quotations. Energy Marketing & Trading also enters into futures contracts, which are commitments to either purchase or sell a commodity at a future date for a specified price and are generally settled in cash, but may be settled through delivery of the underlying commodity. The market prices for futures contracts are based on exchange quotations.

Energy Marketing & Trading is subject to market risk from changes in energy commodity market prices, the portfolio position of its financial instruments and physical commitments, the liquidity of the market in which the contract is transacted, and changes in interest rates and credit risk.

Energy Marketing & Trading manages market risk through established trading policy guidelines which are monitored on an ongoing basis. Energy Marketing & Trading attempts to minimize credit-risk exposure to trading counterparties and brokers through formal credit policies and monitoring procedures. In the normal course of business, collateral is not required for financial instruments with credit risk.

The notional quantities for trading activities at December 31 are as follows:

                                                                     1997                       1996
                                                             ---------------------       ---------------------
                                                              Payor       Receiver        Payor       Receiver
                                                             -------      --------       -------      --------
Fixed price:
            Natural gas (TBtu)                               1,327.9       1,702.5       1,066.6        1,196.8
            Refined products and crude
             (MMBbls)                                          337.2         230.7          34.4           26.3
            Power (Terawatt Hrs)                                20.0          16.7             -             -
Variable price:
            Natural gas (TBtu)                               2,091.1       1,508.2       1,584.9        1,123.8
            Refined products and crude
             (MMBbls)                                            4.5           3.1           3.7           3.3
            Power (Terawatt Hrs)                                  .2           2.1             -             -

The net cash flow requirement related to these contracts at December 31, 1997 and 1996, was $92 million and $117 million, respectively. At December 31, 1997, the cash flow requirements extend primarily through 2007.

Concentration of credit risk

Williams' cash equivalents consist of high quality securities placed with various major financial institutions with high credit ratings. Williams' investment policy limits its credit exposure to any one financial institution.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 16 -- Financial instruments (continued)

At December 31, 1997 and 1996, approximately 48 percent and 58 percent, respectively, of receivables are for the sale or transportation of natural gas and related products or services. Approximately 22 percent and 20 percent of receivables at December 31, 1997 and 1996, respectively, are for the sale or transportation of petroleum products. Approximately 25 percent and 17 percent of receivables at December 31, 1997 and 1996, respectively, are for communications and related services. Natural gas customers include pipelines, distribution companies, producers, gas marketers and industrial users primarily located in the eastern, northwestern and midwestern United States. Petroleum products customers include wholesale, commercial, governmental, industrial and individual consumers and independent dealers located primarily in Alaska and the mid-south and southeastern United States. Communications' customers include numerous corporations. As a general policy, collateral is not required for receivables, but customers' financial condition and credit worthiness are evaluated regularly.

Note 17 - Other financial information

Intercompany revenues (at prices that generally apply to sales to unaffiliated parties) are as follows:

                                                                             (Millions)
                                                                    ----------------------------------------
                                                                      1997            1996            1995
                                                                    -------          ------          -------
Gas Pipelines:
           Central                                                     $  6.1         $  9.2          $  9.5
           Northwest Pipeline                                             2.8            1.1             1.8
           Texas Gas Transmission                                         7.6           20.5            37.7
           Transcontinental Gas Pipe Line                                40.5           34.6            34.2
Energy Services:
           Energy Marketing & Trading*                                  (85.6)         134.4            71.6
           Exploration & Production                                     126.5           57.1             4.9
           Midstream Gas & Liquids                                      163.5           98.0            60.6
           Petroleum Services                                           118.0           87.6            78.5
Other                                                                    12.8            9.3              .2
                                                                       ------         ------          ------

                                                                       $392.2         $451.8          $299.0
                                                                       =======        ======          ======

*Energy Marketing & Trading intercompany cost of sales, which are netted in revenues consistent with market-value accounting, exceed intercompany revenues in 1997.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 17-- Other financial information (continued)

Information for business segments is as follows:

                                                                                 (Millions)
                                                               --------------------------------------------
                                                                  1997              1996            1995
                                                               ---------          ---------      ----------
Identifiable assets at December 31:
Gas Pipelines:
    Central                                                       $   854.9        $   704.8      $   709.2
    Kern River Gas Transmission                                     1,083.0          1,081.6              -
    Northwest Pipeline                                              1,161.3          1,153.9        1,147.5
    Texas Gas Transmission                                          1,162.1          1,132.2        1,151.8
    Transcontinental Gas Pipe Line                                  3,413.9          3,305.4        3,159.5
Energy Services:
    Energy Marketing & Trading                                      1,147.1          1,218.1          791.1
    Exploration & Production                                          247.1            200.3          164.6
    Midstream Gas & Liquids                                         3,005.7          2,916.5        2,844.8
    Petroleum Services                                              1,786.3          1,624.2        1,484.1
Communications                                                      1,312.9            670.6          401.0
Investments                                                           388.1            216.5          311.4
General corporate and other                                           715.2            365.4          320.1
                                                                  ---------        ---------      ---------
              Consolidated                                        $16,277.6        $14,589.5      $12,485.1
                                                                  =========        =========      =========

Additions to property, plant and equipment:
Gas Pipelines:
    Central                                                       $    60.4        $    50.9      $    43.5
    Kern River Gas Transmission                                        15.3              4.7           --
    Northwest Pipeline                                                 44.4             62.8          130.5
    Texas Gas Transmission                                             74.5             50.1           32.1
    Transcontinental Gas Pipe Line                                    224.8            272.1          238.7
Energy Services:
    Energy Marketing & Trading                                         71.0             20.8           12.8
    Exploration & Production                                           63.3             30.3           15.6
    Midstream Gas & Liquids                                           190.4            244.1          353.7
    Petroleum Services                                                144.0            111.0          150.9
Communications                                                        276.3             66.9           32.4
General corporate and other                                           176.1             34.6           18.2
                                                                  ---------        ---------      ---------
              Consolidated                                        $ 1,340.5        $   948.3      $ 1,028.4
                                                                  =========        =========      =========

Depreciation, depletion and amortization:
Gas Pipelines:
    Central                                                       $    28.0        $    27.5      $    27.3
    Kern River Gas Transmission                                        17.8             15.5           --
    Northwest Pipeline                                                 55.2             43.2           34.9
    Texas Gas Transmission                                             42.5             41.5           38.9
    Transcontinental Gas Pipe Line                                    129.5            113.7          109.1
Energy Services:
    Energy Marketing & Trading                                         20.8             16.9           18.3
    Exploration & Production                                           12.6             10.5            9.8
    Midstream Gas & Liquids                                           131.9            124.3          126.9
    Petroleum Services                                                 67.8             64.1           57.6
Communications                                                         66.8             30.9           20.3
General corporate and other                                            13.0             12.2            9.3
                                                                  ---------        ---------      ---------
              Consolidated                                        $   585.9        $   500.3      $   452.4
                                                                  =========        =========      =========

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 17-- Other financial information (continued)

Identifiable assets are gross assets used by a business segment, including an allocated portion of assets used jointly by more than one business segment. Items such as investments are considered to be general corporate assets rather than identifiable assets of individual business segments.

Note 18 -- Contingent liabilities and commitments

Rate and regulatory matters and related litigation

Williams' interstate pipeline subsidiaries, including Williams Pipe Line, have various regulatory proceedings pending. As a result of rulings in certain of these proceedings, a portion of the revenues of these subsidiaries has been collected subject to refund. As to Williams Pipe Line, revenues collected subject to refund were $328 million at December 31, 1997; it is not expected that the amount of any refunds ordered would be significant. Accordingly, no portion of these revenues has been reserved for refund. As to the other pipelines, $337 million of revenues has been reserved for potential refund as of December 31, 1997.

In 1997, the Federal Energy Regulatory Commission (FERC) issued orders addressing, among other things, the authorized rates of return for three of Williams' interstate natural gas pipeline subsidiaries. All of the orders involve rate cases that became effective between 1993 and 1995 and, in each instance, these cases have been superseded by more recently filed rate cases. In the three orders, the FERC continued its practice of utilizing a methodology for calculating rates of return that incorporates a long-term growth rate component. However, the long-term growth rate component used by the FERC is now a projection of U.S. gross domestic product growth rates. Generally, calculating rates of return utilizing a methodology which includes a long-term growth rate component results in rates of return that are lower than they would be if the long-term growth rate component were not included in the methodology. Each of the three pipeline subsidiaries challenged its respective FERC order in an effort to have the FERC change its rate of return methodology with respect to these and other rate cases. In October 1997, the FERC voted not to reconsider an order issued in one of the three pipeline proceedings, but convened a conference on January 30, 1998 to consider, on an industry-wide basis, issues with respect to pipeline rates of return.

In 1992, FERC issued Order 636, Order 636-A and Order 636-B. These orders, which were challenged in various respects by various parties in proceedings ruled on by the U.S. Court of Appeals for the D.C. Circuit, require interstate gas pipeline companies to change the manner in which they provide services. Williams' gas pipeline subsidiaries implemented restructurings in 1993. Certain aspects of three of its pipeline companies' restructurings are under appeal.

On July 16, 1996, the U.S. Court of Appeals for the D.C. Circuit issued an order which in part affirmed and in part remanded Order 636. However, the court stated that Order 636 would remain in effect until FERC issued a final order on remand after considering the remanded issues. With the issuance of this decision, the stay on the appeals of individual pipeline's restructuring

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 18 -- Contingent liabilities and commitments (continued)

cases was lifted. The only appeal challenging Northwest Pipeline's restructuring has been dismissed. On February 27, 1997, the FERC issued Order No. 636-C which dealt with the six issues remanded by the D.C. Circuit. In that order, the FERC reaffirmed that pipelines should be exempt from sharing gas supply realignment costs. Requests for rehearing have been filed for the order.

Contract reformations and gas purchase deficiencies

As a result of FERC Order 636, which requires interstate gas pipelines to change the way they do business, each of the natural gas pipeline subsidiaries has undertaken the reformation or termination of its respective gas supply contracts. None of the pipelines has any significant pending supplier take-or-pay, ratable take or minimum take claims.

Current FERC policy associated with Orders 436 and 500 requires interstate gas pipelines to absorb some of the cost of reforming gas supply contracts before allowing any recovery through direct bill or surcharges to transportation as well as sales commodity rates. Under Orders 636, 636-A, 636-B and 636-C costs incurred to comply with these rules are permitted to be recovered in full, although a percentage of such costs must be allocated to interruptible transportation service.

Pursuant to a stipulation and agreement approved by the FERC, Williams Gas Pipelines Central (Central) has made 11 filings to direct bill take-or-pay and gas supply realignment costs. The total amount approved for direct billing, net of certain amounts collected subject to refunds, is $68 million. An intervenor has filed a protest seeking to have the FERC review the prudence of certain of the costs covered by these filings. On July 31, 1996, the administrative law judge issued an initial decision rejecting the intervenor's prudency challenge. On September 30, 1997, the FERC, by a two-to-one vote, reversed the administrative law judge and determined that these contracts were imprudently entered into in 1982. Central has filed for rehearing, and management plans to vigorously defend the prudency of these contracts. An intervenor has also filed a protest seeking to have the FERC decide whether non-settlement costs are eligible for recovery under Order No. 636. In January 1997, the FERC held that none of the non-settlement costs could be recovered by Central if these costs were not eligible for recovery under Order No. 636.
This Order was affirmed on rehearing in April 1997. If the FERC's final ruling on eligibility is unfavorable, Central will appeal these orders to the courts. Central will make additional filings under the applicable FERC orders to recover such additional costs as may be incurred in the future.

Because of the uncertainties pertaining to the outcome of these issues currently pending at the FERC and the status of settlement negotiation and various other factors, Central cannot reasonably estimate costs that may be incurred nor the related amounts that could be recovered from customers. Central is actively pursuing negotiations with the producers to resolve all

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 18 -- Contingent liabilities and commitments (continued)

outstanding obligations under the contracts. Based on the terms of what Central believes would be a reasonable settlement, $94 million has been accrued as a liability at December 31, 1997, including a $5 million fourth- quarter 1997 charge to expense for additional absorption of future costs. Central also has an $88 million regulatory asset at December 31, 1997, for estimated future recovery of costs from customers. Central cannot predict the final outcome of the FERC's rulings on contract prudency and cost recovery under Order No. 636 and is unable to determine the ultimate liability and loss, if any, at this time. If Central does not prevail in these FERC proceedings or any subsequent appeals, and if Central is able to reach a settlement with the producers consistent with the $94 million accrued liability, the loss could be the total of the regulatory asset and the $40 million of protested assets. Central continues to believe that it entered into the gas purchase contracts in a prudent manner under FERC rules in place at the time. Central also believes that the future recovery of these costs would be in accordance with the terms of Order No. 636.

In September 1995, Texas Gas received FERC approval of a settlement regarding Texas Gas' recovery of gas supply realignment costs. Through December 31, 1997, Texas Gas has paid approximately $76 million and expects to pay no more than $80 million for gas supply realignment costs, primarily as a result of contract terminations. Texas Gas has recovered approximately $66 million, plus interest, in gas supply realignment costs.

The foregoing accruals are in accordance with Williams' accounting policies regarding the establishment of such accruals which take into consideration estimated total exposure, as discounted and risk-weighted, as well as costs and other risks associated with the difference between the time costs are incurred and the time such costs are recovered from customers. The estimated portion of such costs recoverable from customers is deferred or recorded as a regulatory asset based on an estimate of expected recovery of the amounts allowed by FERC policy. While Williams believes that these accruals are adequate and the associated regulatory assets are appropriate, costs actually incurred and amounts actually recovered from customers will depend upon the outcome of various court and FERC proceedings, the success of settlement negotiations and various other factors, not all of which are presently foreseeable.

Environmental matters

Since 1989, Texas Gas and Transcontinental Gas Pipe Line have had studies under way to test certain of their facilities for the presence of toxic and hazardous substances to determine to what extent, if any, remediation may be necessary. Transcontinental Gas Pipe Line has responded to data requests regarding such potential contamination of certain of its sites. The costs of any such remediation will depend upon the scope of the remediation. At December 31, 1997, these subsidiaries had such reserves totaling approximately $28 million for these costs.

Certain Williams subsidiaries, including Texas Gas and Transcontinental Gas Pipe Line, have been identified as potentially responsible parties (PRP) at

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 18 -- Contingent liabilities and commitments (continued)

various Superfund and state waste disposal sites. In addition, these subsidiaries have incurred, or are alleged to have incurred, various other hazardous materials removal or remediation obligations under environmental laws. Although no assurances can be given, Williams does not believe that the PRP status of these subsidiaries will have a material adverse effect on its financial position, results of operations or net cash flows.

Transcontinental Gas Pipe Line, Texas Gas and Central have identified polychlorinated biphenyl (PCB) contamination in air compressor systems, soils and related properties at certain compressor station sites. Transcontinental Gas Pipe Line, Texas Gas and Central have also been involved in negotiations with the U.S. Environmental Protection Agency (EPA) and state agencies to develop screening, sampling and cleanup programs. In addition, negotiations with certain environmental authorities and other programs concerning investigative and remedial actions relative to potential mercury contamination at certain gas metering sites have been commenced by Central, Texas Gas and Transcontinental Gas Pipe Line. As of December 31, 1997, Central had recorded a liability for approximately $17 million, representing the current estimate of future environmental cleanup costs to be incurred over the next six to ten years. The Midstream Gas & Liquids unit of Williams Energy Services (WES) had recorded an aggregate liability of approximately $12 million, representing the current estimate of its future environmental and remediation costs, including approximately $5 million relating to former Central facilities. Texas Gas and Transcontinental Gas Pipe Line likewise had recorded liabilities for these costs which are included in the $28 million reserve mentioned above. Actual costs incurred will depend on the actual number of contaminated sites identified, the actual amount and extent of contamination discovered, the final cleanup standards mandated by the EPA and other governmental authorities and other factors. Texas Gas, Transcontinental Gas Pipe Line and Central have deferred these costs pending recovery as incurred through future rates and other means.

WES also accrues environmental remediation costs for its retail petroleum refining and propane marketing operations primarily related to soil and groundwater contamination. At December 31, 1997, WES and its subsidiaries had reserves, in addition to the reserves listed above, totaling approximately $24 million. WES recognizes receivables related to environmental remediation costs from state funds as a result of laws permitting states to reimburse certain expenses associated with underground storage tank problems and repairs. At December 31, 1997, WES and its subsidiaries had such receivables totaling $13 million.

In connection with the 1987 sale of the assets of Agrico Chemical Company, Williams agreed to indemnify the purchaser for environmental cleanup costs resulting from certain conditions at specified locations, to the extent such costs exceed a specified amount. Such costs have exceeded this amount. At December 31, 1997, Williams had approximately $11 million accrued for such excess costs. The actual costs incurred will depend on the actual amount and extent of contamination discovered, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 18 -- Contingent liabilities and commitments (continued)

A lawsuit was filed in May 1993, in a state court in Colorado in which certain claims have been made against various defendants, including Northwest Pipeline, contending that gas exploration and development activities in portions of the San Juan Basin have caused air, water and other contamination. The plaintiffs in the case sought certification of a plaintiff class. In June 1994, the lawsuit was dismissed for failure to join an indispensable party over which the state court had no jurisdiction. The Colorado court of appeals has affirmed the dismissal and remanded the case to Colorado district court for action consistent with the appeals court's decision. Since June 1994, eight individual lawsuits have been filed against Northwest Pipeline and others in U.S. district court in Colorado, making essentially the same claims. The district court has stayed all of the cases involving Northwest Pipeline until the plaintiffs exhaust their remedies before the Southern Ute Indian Tribal Court. Some plaintiffs filed cases in the Tribal court, but none named Northwest Pipeline as a defendant.


Texas explosion litigation

On April 7, 1992, a liquefied petroleum gas explosion occurred near an underground salt dome storage facility located near Brenham, Texas and owned by an affiliate of MAPCO Inc., Seminole Pipeline Company ("Seminole"). MAPCO Inc., as well as Seminole, Mid-America Pipeline Company, MAPCO Natural Gas Liquids Inc., and other non-MAPCO entities were named as defendants in civil action lawsuits filed in state district courts located in four Texas counties. Seminole and the above-mentioned subsidiaries of MAPCO Inc. have settled in excess of 1,600 claims in these lawsuits. The only lawsuit remaining is the Dallmeyer case which was tried before a jury in Harris County. In Dallmeyer, the judgment rendered in March 1996 against defendants Seminole and MAPCO Inc. and its subsidiaries totaled approximately $72 million which included nearly $65 million of punitive damages awarded to the 21 plaintiffs.

Both plaintiffs and defendants have appealed the Dallmeyer judgment to the Court of Appeals for the Fourteenth District of Texas in Harris County. The defendants seek to have the judgment modified in many respects, including the elimination of punitive damages as well as a portion of the actual damages awarded. If the defendants prevail on appeal, it will result in an award significantly less than the judgment, or alternatively, a retrial of the case. The plaintiffs have cross-appealed and seek to modify the judgment to increase the total award plus interest to exceed $155 million. In February and March 1998, the Company entered into settlement agreements involving 17 of the 21 plaintiffs to finally resolve their claims against all defendants for an aggregate payment of approximately $10 million. These settlements have satisfied and reduced the judgment on appeal by approximately $42 million.

Management believes that it has defenses of considerable merit and will vigorously litigate the Dallmeyer appeal or seek a satisfactory settlement, but is not able to predict the ultimate outcome of this matter at this time. MAPCO Inc. has accrued a liability representing an estimate of amounts it

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 18 -- Contingent liabilities and commitments (continued)

may incur to finally resolve all litigation and had, as of December 31, 1997, also recorded a receivable which corresponds to the remainder of its insurance coverage to be reimbursed by its insurance carrier. Management is unable to estimate a range of loss beyond the amount accrued. Unfavorable resolution of this matter could result in liabilities and charges materially in excess of the amount accrued.

Other legal matters

In 1991, the Southern Ute Indian Tribe (the Tribe) filed a lawsuit against Williams Production Company (Williams Production), a wholly-owned subsidiary of Williams, and other gas producers in the San Juan Basin area, alleging that certain coal strata were reserved by the United States for the benefit of the Tribe and that the extraction of coal-seam gas from the coal strata was wrongful. The Tribe seeks compensation for the value of the coal-seam gas.
The Tribe also seeks an order transferring to the Tribe ownership of all of the defendants' equipment and facilities utilized in the extraction of the coal-seam gas. In September 1994, the court granted summary judgment in favor of the defendants and the Tribe lodged an interlocutory appeal with the U.S. Court of Appeals for the Tenth Circuit. Williams Production agreed to indemnify the Williams Coal Seam Gas Royalty Trust (Trust) against any losses that may arise in respect of certain properties subject to the lawsuit. In addition, if the Tribe is successful in showing that Williams Production has no rights in the coal-seam gas, Williams Production has agreed to pay to the Trust for distribution to then-current unitholders, an amount representing a return of a portion of the original purchase price paid for the units. On July 16, 1997, the U.S. Court of Appeals for the Tenth Circuit reversed the decision of the district court, held that the Tribe owns the coal-seam gas produced from certain coal strata on fee lands within the exterior boundaries of the Tribe's reservation, and remanded the case to the district court for further proceedings. On September 16, 1997, Amoco Production Company, the class representative for the defendant class (of which Williams Production is a part), filed its motion for rehearing en banc before the Court of Appeals. On December 4, 1997, the Tenth Circuit Court of Appeals agreed to rehear the appeal and on March 17, 1998, the court sitting en banc heard oral arguments. The parties await the Court of Appeals' decision.

Williams Communications, Inc. filed suit on March 20, 1998, against WorldCom Network Services, Inc. in district court in Tulsa County in order to prevent WorldCom from disconnecting any Williams' equipment on the WorldCom network. This suit seeks a declaratory judgment that the single fiber retained by Williams on the WorldCom network can be used for specified multimedia uses and that WorldCom is required to permit Williams to purchase additional fiber either acquired or constructed by WorldCom.

In connection with agreements to resolve take-or-pay and other contract claims and to amend gas purchase contracts, Transcontinental Gas Pipe Line and Texas Gas each entered into certain settlements with producers which may require the indemnification of certain claims for additional royalties which the producers may be required to pay as a result of such settlements. As a

                          THE WILLIAMS COMPANIES, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 18 -- Contingent liabilities and commitments (continued)

result of such settlements, Transcontinental Gas Pipe Line is currently defending two lawsuits brought by producers. In one of the cases, a jury verdict found that Transcontinental Gas Pipe Line was required to pay a producer damages of $23.3 million including $3.8 million in attorneys' fees. Transcontinental Gas Pipe Line intends to appeal. In the other case, a producer has asserted damages, including interest calculated through December 31, 1997, of approximately $6 million.

Producers have received and may receive other demands, which could result in additional claims. Indemnification for royalties will depend on, among other things, the specific lease provisions between the producer and the lessor and the terms of the settlement between the producer and either Transcontinental Gas Pipe Line or Texas Gas. Texas Gas may file to recover 75 percent of any such additional amounts it may be required to pay pursuant to indemnities for royalties under the provisions of Order 528.

In November 1994, Continental Energy Associates Limited Partnership (the Partnership) filed a voluntary petition under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court, Middle District of Pennsylvania. The Partnership owns a cogeneration facility in Hazleton, Pennsylvania (the Facility). Hazleton Fuel Management Company (HFMC), a subsidiary of Transco Energy, formerly supplied natural gas and fuel oil to the Facility. Pursuant to a court-approved Plan of Reorganization, all litigation involving HFMC has been fully settled, and HFMC received $6.3 million from the bankruptcy estate, leaving it with approximately $14 million of outstanding receivables, all of which have been fully reserved.

In addition to the foregoing, various other proceedings are pending against Williams or its subsidiaries which are incidental to their operations.

Summary

While no assurances may be given, Williams does not believe that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will have a materially adverse effect upon Williams' future financial position, results of operations or cash flow requirements.

                          THE WILLIAMS COMPANIES, INC.
                      QUARTERLY FINANCIAL DATA (Unaudited)


Summarized quarterly financial data restated to reflect the pooling of Williams and MAPCO are as follows (millions, except per-share amounts). Per-share amounts reflect the effect of the two-for-one common stock split and distribution (see
Note 15) and the adoption of SFAS No. 128.


                                          First         Second          Third         Fourth
                                         Quarter        Quarter        Quarter        Quarter
                                        ----------     ----------     ----------     ----------
1997
----

Revenues                                $  1,928.6     $  1,870.9     $  2,099.0     $  2,343.1
Costs and operating expenses               1,425.6        1,419.2        1,609.5        1,772.9
Income before extraordinary loss             178.6          118.5           87.4           62.9
Net income (loss)                            178.6          118.5           13.7           57.5
Basic earnings per common share:
   Income before extraordinary loss            .43            .28            .21            .14
   Net income                                  .43            .28            .03            .13
Diluted earnings per common share:
   Income before extraordinary loss            .42            .28            .20            .14
   Net income                                  .42            .28            .03            .13

1996
----

Revenues                                $  1,623.8     $  1,608.8     $  1,628.3     $  1,982.0
Costs and operating expenses               1,142.6        1,206.8        1,225.1        1,489.4
Net income                                   160.1           59.4           92.0          148.3
Basic earnings per common share                .38            .14            .22            .35
Diluted earnings per common share              .37            .14            .21            .34


The sum of earnings per share for the four quarters may not equal the total earnings per share for the year due to changes in the average number of common shares outstanding.

First-quarter 1997 net income includes a pre-tax $66 million gain related to the sale of the interest in the West Panhandle field (see Note 6 of Notes to Supplemental Consolidated Financial Statements). Second-quarter 1997 net income includes a $44.5 million gain related to the combination of Williams and Nortel's customer-premise equipment sales and service business (see Note 2 of Notes to Supplemental Consolidated Financial Statements). Third-quarter 1997 net income includes an extraordinary loss of $74 million related to the restructuring of Williams' debt portfolio (see Note 8 of Notes to Supplemental Consolidated Financial Statements).

First-quarter 1996 net income includes a pre-tax $20.8 million gain related to the sale of Iowa propane and liquid fertilizer assets (see Note 6 of Notes to Supplemental Consolidated Financial Statements). Second-quarter 1996 net income includes recognition of favorable income tax adjustments totaling $10 million related to research credits and previously provided deferred income taxes on certain regulated capital projects. Second-quarter 1996 net income also includes

                          THE WILLIAMS COMPANIES, INC.
                      QUARTERLY FINANCIAL DATA (Unaudited)


an after-tax loss of $45.5 million related to the disposal of MAPCO's coal business (see Note 3 of Notes to Supplemental Consolidated Financial Statements). Third-quarter 1996 net income includes approximately $6 million, net of federal income tax effect, from the effects of state income tax adjustments related to 1995.

Selected comparative fourth-quarter data are as follows (millions, except per-share amounts).


                                                        1997            1996
                                                     ----------      ----------
Operating profit:
   Gas Pipelines:
      Central                                        $      5.6      $     10.9
      Kern River Gas Transmission                          29.7            29.3
      Northwest Pipeline                                   29.5            21.8
      Texas Gas Transmission                               32.1            29.5
      Transcontinental Gas Pipe Line                       63.4            61.0
   Energy Services:
      Energy Marketing & Trading                           41.3            36.7
     Exploration & Production                              10.2             3.7
      Midstream Gas & Liquids                              54.2            95.8
      Petroleum Services                                   53.1            46.0
   Communications                                         (51.8)             .6
   Other                                                    2.8            (2.9)
                                                     ----------      ----------

Total operating profit                                    270.1           332.4

General corporate expenses                                (38.1)          (23.7)
Interest expense--net                                    (111.0)         (104.1)
Investing income                                            7.0             4.7
Gain on sale of asset                                        --            15.7
Minority interest in income of
    consolidated subsidiaries                              (5.6)             .9
Other income (expense)--net                                (5.4)           10.7
                                                     ----------      ----------


Income from continuing operations
    before extraordinary loss and income taxes            117.0           236.6
Provision for income taxes                                 47.8            88.3
                                                     ----------      ----------

Income from continuing operations                          69.2           148.3
    before extraordinary loss
Loss from discontinued operations                          (6.3)             --
                                                     ----------      ----------

Income before extraordinary loss                           62.9           148.3

Extraordinary loss                                         (5.4)             --
                                                     ----------      ----------
Net income                                           $     57.5      $    148.3
                                                     ==========      ==========

Basic earnings per common share                      $      .13      $      .35
                                                     ==========      ==========

Diluted earnings per common share                    $      .13      $      .34
                                                     ==========      ==========

                          THE WILLIAMS COMPANIES, INC.
                      QUARTERLY FINANCIAL DATA (Unaudited)

Communications' fourth-quarter 1997 operating profit includes charges totaling approximately $49.8 million, related to the decision to sell the learning content business, and the write-down of assets and the development costs associated with certain advanced applications. In addition, 1997 general corporate expenses include approximately $10 million in costs related to the MAPCO acquisition (see Note 2 of Notes to Supplemental Consolidated Financial Statements).

Midstream Gas & Liquids fourth-quarter 1996 operating profit includes a gain of approximately $20 million from the property insurance coverage associated with construction of replacement gathering facilities. In addition, 1996 segment operating profit and general corporate expenses together include approximately $10 million related to an all-employee bonus that was linked to achieving record financial performance. In fourth-quarter 1996, Williams recognized a pre-tax gain of $15.7 million from the sale of certain communication rights.